Exhibit 10.1

Execution Version

HAMPSHIRE GROUP, LIMITED,

RG MERGER SUB, S.A,

RIO GARMENT S. DE R.L.,

THE EQUITYHOLDERS OF RIO GARMENT S. DE R.L.

LISTED ON SCHEDULE I HERETO

AND

THE EQUITYHOLDERS’ REPRESENTATIVE

__________________________

AGREEMENT AND PLAN OF MERGER

Dated as of June 13, 2011

__________________________

TABLE OF CONTENTS

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Section 13.8.	Parties in Interest	54
Section 13.9.	Section and Paragraph Headings; Incorporation of Recitals	54
Section 13.10.	Interpretation.	54
Section 13.11.	Waiver of Conflicts Regarding Representation	54
Section 13.12.	Remedies	55
Section 13.13.	Counterparts	55

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AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 13, 2011, by and among Hampshire Group, Limited, a Delaware corporation (“Parent”), RG Merger Sub, S.A., a Honduran sociedad anonima and a wholly owned subsidiary of Parent (“Merger Sub”), Rio Garment S. de R.L., a limited liability company organized under the Laws of the Republic of Honduras (the “Company”), the equity holders of the Company listed on Schedule I hereto (the “Equityholders”) and BGY II, LLC, a Delaware limited liability company in its capacity as the Equityholders’ Representative.  Parent, Merger Sub, the Company and the Equityholders shall be referred to herein from time to time collectively as the “Parties” and each a “Party.” All defined terms used herein shall have the meaning set forth on Exhibit A hereto.

W I T N E S S E T H:

WHEREAS, the Company, Parent and Merger Sub have agreed to enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of the Republic of Honduras;

WHEREAS, the Board of Directors of Parent has (i) determined that the Merger and other transactions contemplated hereby are advisable and are fair to and in the best interests of Parent and its stockholders and (ii) approved this Agreement and the transactions contemplated hereby, in each case, on the terms and subject to the conditions hereof;

WHEREAS, the General Assembly of Partners of the Company has unanimously approved and adopted this Agreement and the transactions contemplated hereby (including, without limitation, the Merger);

WHEREAS, as of the date hereof, Parent has amended the Stockholder Rights Plan to permit the acquisition of Parent Common Stock by the Equityholders (or the Equityholders’ Representative, as appropriate) in connection with the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, subject to the terms and conditions of this Agreement, at Closing, Parent and the Equityholders shall enter into a voting agreement substantially in the form attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which each Equityholder agrees to (i) vote in favor of certain matters submitted to the stockholders of Parent for approval and (ii) grant in favor of, and deliver to, Parent an irrevocable proxy relating thereto;

WHEREAS, subject to the terms and conditions of this Agreement, at Closing, Parent and the Equityholders shall enter into a stockholder rights agreement substantially in the form attached hereto as Exhibit C (the “Stockholder Rights Agreement”), pursuant to which the Equityholders shall be granted certain rights, including, among others, registration rights, and be subject to certain obligations, including, among others, limitations on additional acquisitions of Parent Common Stock and transfer restrictions in respect of Parent Common Stock;

WHEREAS, to induce Parent to enter into this Agreement and in consideration of the receipt by certain of the Equityholders of amounts payable to them hereunder in respect of the Net Merger Consideration, such Equityholders shall enter into Non-Competition Agreements with Parent substantially in the form attached hereto as Exhibit E; and

WHEREAS, the Company, the Equityholders, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby and to prescribe certain conditions to the consummation of the Merger and such other transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1.

THE MERGER

Section 1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Laws of the Republic of Honduras, at the Effective Time, the Company shall be merged with and into Merger Sub and the separate existence of the Company shall thereupon cease.  Merger Sub shall be the Surviving Corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

Section 1.2.  Deed Registration; Effective Time.  Subject to the provisions of this Agreement, as soon as practicable after the date hereof, the Parties shall cause the filing of a deed of merger (a “Deed of Merger”) with the Commercial Registry in San Pedro Sula, Cortes, of the Republic of Honduras, in such form as is required by, and executed in accordance with, the relevant provisions of the Laws of the Republic of Honduras, and the Merger shall become effective upon registration in the Commercial Registry in San Pedro Sula, Cortés, of the Deed of Merger pursuant to the Laws of the Republic of Honduras (such time at which the Merger becomes effective, the “Effective Time”).

Section 1.3.  Expedited Registration Article 350 Merger Procedure.  The Parties shall use commercially reasonable efforts to cause the Merger to be completed pursuant to and in accordance with the expedited registration provisions of Article 350 of Chapter XI of the Commercial Code (“Article 350”) under the Laws of the Republic of Honduras to register the Merger with the Commercial Registry in San Pedro Sula, Cortes, of the Republic of Honduras.  In furtherance of the foregoing, Parent shall (i) establish, or cause to be established, an account with funds sufficient to pay and satisfy all Indebtedness of the Company other than Closing Indebtedness, the purpose of which account is to repay and satisfy such Indebtedness and/or provide assurances to the creditors of the Company that such Indebtedness will be paid, all as required under and in compliance with Article 350, and in a manner that is reasonably satisfactory to Parent and the Company and (ii) use commercially reasonable efforts to take or cause to be taken such other action (including, without limitation, the execution, delivery, filing and/or registration of applicable agreements, documents and instruments, all of which shall be reasonably satisfactory to the Company and the Equityholders’ Representative) in order for the Merger to be completed under Article 350.

ARTICLE 2.

THE SURVIVING CORPORATION

Section 2.1.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Deed of Merger and the applicable provisions of the Laws of the Republic of Honduras.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2.  Organizational Documents.  At the Effective Time, the Organizational Documents of Merger Sub, as in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation until thereafter amended as provided therein or by Law.

Section 2.3.  Directors.  Subject to requirements of applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents.

Section 2.4.  Officers.  Effective as of the Effective Time, the officers of Merger Sub shall be the initial executive officers of the Surviving Corporation, who shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Organizational Documents of the Surviving Corporation.

ARTICLE 3.

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any further action on the part of the Company, Parent, Merger Sub, any securityholder or any holder of any equity interests of Parent or Merger Sub including the Equityholders:

(a)           Cancellation of Treasury Interests.  Any and all Company Partes Social that are owned by any subsidiary of the Company or by the Company shall automatically be cancelled and retired and shall cease to be outstanding, and no Net Merger Consideration shall be delivered or deliverable in exchange therefor.

(b)           Conversion of Company Partes Social.  Subject to Section 3.6, each issued and outstanding Company Parte Social (other than Company Partes Social to be cancelled and retired pursuant to Section 3.1(a)) shall be converted into the right to receive, without interest and subject to the terms and conditions of this Agreement, a portion of the Net Merger Consideration (as finally determined and payable as set forth herein) payable pursuant to the Equityholders Distribution of Proceeds Agreement.  At the Effective Time, each Company Parte Social Deemed Outstanding immediately prior thereto shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to be outstanding, and each Equityholder shall cease to have any rights with respect thereto, except, upon delivery of its Transmittal Documents, the right to receive, without interest and subject to the terms and conditions of this Agreement, that portion of the Net Merger Consideration (as finally determined and payable as set forth herein) payable pursuant to the Equityholders Distribution of Proceeds Agreement.

(c)           Treatment of Convertible Securities.  At the Effective Time, none of Parent, the Company or the Surviving Corporation shall have any further liability or obligation in respect of any Convertible Securities.  The Company shall take or cause to be taken all actions necessary to ensure that no holder of Convertible Securities shall have any rights thereunder to acquire any equity securities of, or to receive any payments from the Company, any subsidiary of the Company or the Surviving Corporation.

Section 3.2.  Gross Merger Consideration.

(a)           Calculation of Gross Merger Consideration.  Subject to the occurrence of the Effective Time and the terms and conditions of this Agreement, and as a result of the Merger, the aggregate merger consideration to be paid by Parent for all of the outstanding Equity Interests shall be the Gross Merger Consideration, as finally determined, adjusted (if necessary) and as payable by Parent as set forth herein.  Notwithstanding anything to the contrary contained herein, in no event shall the Estimated Gross Merger Consideration, Initial Adjusted Net Merger Consideration, Final Adjusted Net Merger Consideration or Gross Merger Consideration exceed the Gross Merger Consideration Cap and in no event shall Parent, Merger Sub and/or the Surviving Corporation be obligated to pay any amount in excess of the Gross Merger Consideration Cap.

(b)           Estimated Closing Statement.  No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement (the “Estimated Closing Statement”) including (i) an estimated consolidated balance sheet of the Company and its subsidiaries, prepared in good faith, which fairly estimates and presents the financial position of the Company and its subsidiaries, (ii) a good faith calculation of the Estimated Gross Merger Consideration, (iii) a good faith calculation of the estimated Closing Working Capital (the “Estimated Working Capital”), (iv) a good faith calculation of the estimated Closing Net Indebtedness (the “Estimated Net Indebtedness”) (v) a good faith calculation of the estimated Company Expenses (the “Estimated Company Expenses”) and (v) a good faith calculation of the Estimated Adjusted Net Merger Consideration, in each case, as of the Adjustment Time, prepared in accordance with GAAP consistently applied and based on the most recent Books and Records, certified by the chief financial or similar officer of the Company.  The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 3.2(c).  The Estimated Closing Statement shall also include the Company’s allocation of the Aged Trade Payables Contribution Amount contemplated by and referred to in Schedule 3.4(e).

(c)           Accounting Procedures.  The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein shall be prepared and calculated in accordance with GAAP, subject to the terms and provisions of this Agreement, except that such statements, calculations and determinations:  (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement; (ii) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing; and (iii) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.

Section 3.3.  Closing Payments, Deposits and Holdbacks.

(a)           Closing Payments.  Each Equityholder shall deliver the Transmittal Documents to Parent and, subject to the provisions of this Section 3.3, Parent shall promptly (and in any event within the time period required under Section 3.3(g)) deliver or cause to be delivered to the Equityholders’ Representatives the Closing Payment Cash Consideration and the Closing Payment Stock Consideration, in the manner set forth in Section 3.3(g).  In no event, except as expressly provided in the Escrow Agreement with respect to the Escrow Amount, shall any Equityholder be entitled to receive interest on any portion of the Net Merger Consideration payable to the Equityholder under Section 3.3(g).

(b)           No Transfer.  No Company Partes Social outstanding immediately prior to the Effective Time shall be transferable on the books of the Surviving Corporation or the Company after the Effective Time and each shall be deemed for all purposes to evidence only the right, upon delivery of the required Transmittal Documents, to receive, without interest and subject to the terms and conditions of this Agreement, that portion of the Net Merger Consideration (as finally determined and payable as set forth herein) payable pursuant to the Equityholders Distribution of Proceeds Agreement.

(c)           No Liability.  Notwithstanding anything to the contrary contained in this Agreement and subject to applicable Law, if any Transmittal Documents have not been received by Parent by the date on which such property would otherwise escheat to or become the property of any Regulatory Authority, any such property, to the extent permitted by Law, shall become the property of the Surviving Corporation free and clear of all claims or interests of any Person previously entitled thereto.

(d)           Escrow Deposit.  At the Closing, Parent shall deliver, or cause to be delivered, to the Escrow Agent, the Aggregate Escrow Amount for deposit into an escrow account (the “Escrow Account”) in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”).  The Aggregate Escrow Amount so deposited shall be applied by the Escrow Agent in accordance with the terms hereof and of the Escrow Agreement.

(e)           Holdback Shares.  At the Closing, Parent shall reserve for issuance (and provide the Equityholders’ Representative with satisfactory evidence of such reservation), subject to the terms hereof, the Aggregate Holdback Shares, which Aggregate Holdback Shares shall be available for issuance to the Equityholders as set forth in this Agreement.

(f)           Designated Cash Increase.  The Equityholders’ Representative shall have the right, but not the obligation, to designate on behalf of the Equityholders by written notice to Parent at least five (5) Business Days prior to the Closing Date an amount not to exceed $1,000,000 (and in increments of $100,000) (the “Designated Cash Increase”), which shall (as set forth in the definition of Applicable Cash Amount) increase, dollar-for-dollar, the Closing Payment Cash Consideration and decrease the Closing Payment Stock Consideration.

(g)           Manner of Payment to Equityholders; Closing Payment Cash Consideration and Closing Payment Stock Consideration.  The Net Merger Consideration payable to the Equityholders shall be payable in cash and in Parent Common Stock as set forth herein, and shall be estimated as part of the determination of the Estimated Gross Merger Consideration for purposes of the Closing.  Accordingly, the Closing Payment Cash Consideration shall be payable in cash at the Closing and the Closing Payment Stock Consideration shall be payable in shares of Parent Common Stock at the Closing.  Any amounts payable pursuant to this Agreement (other than the Closing Payment Cash Consideration) to the Equityholders in cash shall be paid no later than the second (2nd) Business Day after the date on which such payment obligation is triggered, by wire transfer of immediately available funds in U.S. dollars to the account designated in writing by the Equityholders’ Representative, and any amounts payable pursuant to this Agreement to the Equityholders in Parent Common Stock other than the Closing Payment Stock Consideration shall be paid no later than the second (2nd) Business Day after the date on which such payment obligation is triggered by issuance of fully paid non-assessable shares of Parent Common Stock in accordance with the written issuance instructions of the Equityholders’ Representative.  Notwithstanding anything contained herein to the contrary, the Closing Payment Cash Consideration and the Closing Payment Stock Consideration, and any and all amounts payable to the Equityholders after the Closing in respect of the Net Merger Consideration shall be paid to the Equityholders’ Representative for disbursement (in the case of cash) or transfer (in the case of shares of Parent Common Stock) to the Equityholders pursuant to and in accordance with the provisions of the Equityholders Distribution of Proceeds Agreement.  Upon any payment of cash or Parent Common Stock by Parent to the Equityholders’ Representative, neither Parent nor Merger Sub shall have any further obligations with respect to any such payment.

(h)           Repayment of Closing Indebtedness; Payment of Company Expenses.  At the Closing, Parent shall pay, or cause to be paid, the following amounts (which shall not be treated as part of the Net Merger Consideration payable to the Equityholders hereunder):

(i)           first, all outstanding Closing Indebtedness to the Unaffiliated Debtholder pursuant to the pay-off letters and related documents delivered to Parent pursuant to Section 10.2(j), which amount, when taken together with the amounts payable under Section 3.3(h)(ii), shall not be in excess of the Estimated Net Indebtedness;

(ii)          second, all outstanding Closing Indebtedness to the applicable Affiliated Debtholder pursuant to the pay-off letters and related documents delivered to Parent pursuant to Section 10.2(j), which aggregate amount, when taken together with the amounts payable under Section 3.3(h)(i), shall not be in excess of the Estimated Net Indebtedness; and

(iii)         third, all of the Company Expenses to the applicable advisor(s) to the Company and/or the Equityholders pursuant to invoices duly issued by such advisors, which amount shall not be in excess of the Estimated Company Expenses;

provided, however, if, before the application of this clause, the Closing Payment Cash Consideration would be negative, then the Equityholders shall cause Indebtedness owed to one or more Affiliated Debtholders, as designated in writing by the Equityholders’ Representative, to be repaid and satisfied in full by allocating shares of Parent Common Stock otherwise payable as the Closing Payment Stock Consideration to satisfy such Indebtedness to such Affiliated Debtholder(s), provided that (A) the Closing Payment Stock Consideration shall be reduced by an amount equal to the shares so allocated hereunder, (B) such allocation shall not cause the Closing Payment Stock Consideration to be negative, (C) each such Affiliated Debtholder receiving Parent Common Stock has delivered a duly executed counterpart to the Stockholder Rights Agreement and the Voting Agreement and (D) to the extent after the application of clauses (i) and (ii) the Closing Payment Cash Consideration would be negative, in addition and after giving effect to clauses (i) and (ii), the Applicable Cash Percentage shall be adjusted so that the Closing Payment Cash Consideration would be increased to an amount equal to, and not less than, zero (and the Closing Payment Stock Consideration would be decreased by an amount corresponding to such increase in Closing Payment Cash Consideration).  In no event shall the amounts payable pursuant to this Section 3.3(h) be greater than the Gross Merger Consideration; and

provided, further, the Equityholders shall have the right to allocate a portion of the shares of Parent Common Stock (valued at the Reference Price) otherwise payable as the Closing Payment Stock Consideration to satisfy Indebtedness due and owing to the Affiliated Debtholder(s), provided that (A) the Closing Payment Stock Consideration shall be reduced by an amount (the “Reallocation Amount”) equal to (y) the shares of Parent Common Stock so allocated hereunder, multiplied by (z) the Reference Price, (B) each such Affiliated Debtholder receiving Parent Common Stock has delivered a duly executed counterpart to the Stockholder Rights Agreement and the Voting Agreement, (C) the Closing Payment Cash Consideration shall be increased by the Reallocation Amount, (D) such allocation shall not have an adverse impact on the Parties’ treatment of the Merger as a reorganization under Section 368(a)(1) of the Code for U.S. federal income tax purposes, (E) such allocation shall have been unanimously approved in writing by the Equityholders, (F) the pay-off letter(s) delivered pursuant to Section 10.2(j) associated with the Indebtedness being repaid in part with shares of Parent Common Stock shall reflect the Affiliated Debtholder’s agreement to accept such shares of Parent Common Stock in connection with the repayment of such Indebtedness in a manner reasonably satisfactory to the Parent and (G) the Equityholders and the Equityholders’ Representative shall have executed such other agreements, documents and instruments that are reasonably requested by the Parent in connection with the foregoing.

Section 3.4.  Net Merger Consideration; Initial Adjustment.

(a)           Closing Statement.  As soon as reasonably practicable, but no later than forty-five (45) days after the Closing Date, Parent shall prepare and deliver to the Equityholders’ Representative a statement (the “Closing Statement”) including (i) a consolidated balance sheet of the Company and its subsidiaries, and (ii) a good faith calculation of the Initial Adjusted Net Merger Consideration, which shall include (A) a good faith calculation of the actual Closing Working Capital, (B) a good faith calculation of the actual Closing Net Indebtedness and (C) a good faith calculation of the actual Company Expenses, in each case as of the Adjustment Time, prepared in accordance with GAAP consistently applied.  The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 3.2(c).

(b)           Initial Adjustment Dispute.  If the Equityholders’ Representative in good faith disputes or objects to the calculation of the Initial Adjusted Net Merger Consideration set forth in the Closing Statement, the Equityholders’ Representative shall deliver, prior to the date that is forty-five (45) days after the date of delivery by Parent of the Closing Statement (the “Initial Adjustment Expiration Date”), written notice to Parent of such dispute, setting forth in reasonable detail the basis for such dispute (such notice, an “Initial Adjustment Objection Notice”).  During such forty-five (45) day period and any subsequent time period in which the Closing Statement is being disputed as herein provided, Parent shall provide the Equityholders’ Representative and its representatives with reasonable access, upon reasonable advance written notice to Parent, to the books and records of Parent during normal business hours, the Company and the subsidiaries of the Company relating to the calculations underlying the Closing Statement, the personnel of Parent, the Company and the subsidiaries of the Company and, if applicable, the outside accountants of Parent, the Company and subsidiaries of the Company, in each case who were involved in the preparation of the Closing Statement.  Any amount, determination or calculation contained in the Closing Statement and not disputed prior to the Expiration Date delivered Initial Adjustment Objection Notice shall be final, conclusive and binding on the Parties.  If the Equityholders’ Representative does not deliver an Initial Adjustment Objection Notice prior to the Expiration Date with respect to the Closing Statement prior to the Initial Adjustment Expiration Date, the Closing Statement will be final, conclusive and binding on the Parties.  If an Initial Adjustment Objection Notice is delivered prior to the Expiration Date by the Equityholders’ Representative prior to the Initial Adjustment Expiration Date, Parent and the Equityholders’ Representative shall negotiate in good faith to resolve each dispute raised therein (each, an “Initial Adjustment Objection”).  If Parent and the Equityholders’ Representative, notwithstanding such good faith efforts, fail to resolve any Initial Adjustment Objection prior to the date that is fifteen (15) days after the date of delivery of such Initial Adjustment Objection Notice (the “Remaining Initial Adjustment Objections”), the Equityholders’ Representative, on the one hand, and Parent, on the other hand, shall have the right to submit the determination of such matters to the Accounting Expert, whose decision shall be binding on the Parties.  Any further submissions to the Accounting Expert must be written and delivered to each Party to the dispute.  The Accounting Expert shall consider only the Remaining Initial Adjustment Objections.  In deciding any dispute pursuant to this Section 3.4(b), the Accounting Expert (A) shall be bound by the provisions of this Section 3.4(b) and (B) may not assign a value to any item greater than the greatest value for such item claimed by either Parent or the Equityholders’ Representative or less than the smallest value for such item claimed by either Parent or the Equityholders’ Representative.  The Equityholders’ Representative and Parent shall use their reasonable best efforts to cause the Accounting Expert to resolve all disputes as soon as practicable.  Further, the Accounting Expert’s determination shall be based on the presentations by Parent and the Equityholders’ Representative that are in accordance with the terms and procedures set forth in this Agreement and, if determined necessary by the Accounting Expert, on the Accounting Expert’s independent review.  The resolution of the dispute by the Accounting Expert’s determination shall be made prior to the date that is forty-five (45) days after the date of its engagement, shall be set forth in a written statement delivered to Parent and the Equityholders’ Representative and shall be final, binding, and non-appealable.  The costs and expenses of the Accounting Expert shall be allocated between Parent, on the one hand, and the Equityholders’ Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  Parent and the Equityholders’ Representative shall enter into an engagement letter with the Accounting Expert promptly after such Accounting Expert’s retention pursuant to this Section 3.4(b), which shall include customary indemnification and other provisions.

(c)           Initial Adjustment Payments.

(i)           If the Initial Adjusted Net Merger Consideration as finally determined pursuant to Section 3.4(b) (the “Final Adjusted Net Merger Consideration”) exceeds the Estimated Adjusted Net Merger Consideration (the amount of such excess, the “Merger Consideration Excess Amount”), then:

(1)           Parent shall, or shall cause the Surviving Corporation to, pay in cash to the Equityholders’ Representative (for disbursement to the Equityholders in accordance with the Equityholders Distribution of Proceeds Agreement) the Merger Consideration Excess Amount in the manner set forth in Section 3.3(g); and

(2)           Parent and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to or as directed by the  Equityholders’ Representative (for disbursement to the Equityholders in accordance with the Equityholders Distribution of Proceeds Agreement) the Initial Adjustment Escrow Amount.

(ii)           If the Estimated Adjusted Net Merger Consideration equals or exceeds the Final Adjusted Net Merger Consideration (the amount of such excess, the “Merger Consideration Deficiency Amount”), then:

(1)           If the Merger Consideration Deficiency Amount equals or exceeds the Initial Adjustment Escrow Amount (the amount of any such excess, the “Merger Consideration Deficiency Payment Amount”), (y) Parent and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Parent the Initial Adjustment Escrow Amount, and (z) the Equityholders, jointly and severally, shall pay by wire transfer of immediately available funds to an account designated by Parent, a cash amount in U.S. dollars equal to the Merger Consideration Deficiency Payment Amount, if any.

(2)           If the Merger Consideration Deficiency Amount is less than the Initial Adjustment Escrow Amount, Parent and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (i) disburse to the Equityholders’ Representative (for disbursement to the Equityholders in accordance with the Equityholders Distribution of Proceeds Agreement) from the Initial Adjustment Escrow Amount an aggregate amount equal to the amount by which the Initial Adjustment Escrow Amount exceeds the Merger Deficiency Amount and (ii) disburse to Parent from the Initial Adjustment Escrow Amount, an amount equal to the Merger Consideration Deficiency Amount.

(d)           Adjustment to Closing Payment Cash Consideration.  Any payments from Parent or the Surviving Corporation under Section 3.4(c) shall be considered an upward  adjustment to the Closing Payment Cash Consideration and the Net Merger Consideration payable to the Equityholders hereunder.

(e)           Aged Trade Payables Contribution Amount.  At the Closing, Parent shall contribute, or cause to be contributed, to the Company an amount equal to $2,000,000, and cause the Company or Surviving Corporation to use the proceeds thereof, on or as soon as possible after the Closing, to repay those certain aged trade payables to the vendors identified on Schedule 3.4.(e) (the “Aged Trade Payables”).

Section 3.5.  Net Merger Consideration; EBITDA Adjustment.

(a)           Calculation of 2011 Adjusted EBITDA.  No later than the earlier of (i) March 31, 2012 and (ii) the date on which Parent’s independent auditor issues its opinion in respect of Parent’s audited consolidated financial statements for the year ending December 31, 2011, Parent shall prepare and deliver to the Equityholders’ Representative a statement setting forth a calculation of the 2011 Adjusted EBITDA and the Aggregate Value (the “Adjusted EBITDA Statement”).

(b)           Adjusted EBITDA Dispute.  If the Equityholders’ Representative in good faith disputes or objects to the calculation of the Aggregate Value set forth in the Adjusted EBITDA Statement, the Equityholders’ Representative shall deliver, prior to the date that is forty-five (45) days after the date of delivery by Parent of the Adjusted EBITDA Statement (the “EBITDA Adjustment Expiration Date”), written notice to Parent of such dispute, setting forth in reasonable detail the basis for such dispute (such notice, an “EBITDA Adjustment Objection Notice”).  During such forty-five (45) day period and any subsequent time period in which the Adjusted EBITDA Statement is being disputed as herein provided, Parent shall provide the Equityholders’ Representative and its representatives with reasonable access, upon reasonable advance written notice to Parent, to the books and records of Parent during normal business hours, the Company and the subsidiaries of the Company relating to the calculations underlying the Adjusted EBITDA Statement, the personnel of Parent, the Company and the subsidiaries of the Company and, if applicable, the outside accountants of Parent, the Company and the subsidiaries of the Company, in each case who were involved in the preparation of the Adjusted EBITDA  Statement.  Any amount, determination or calculation contained in the Adjusted EBITDA Statement and not disputed by delivery of an EBITDA Adjustment Objection Notice prior to the Expiration Date shall be final, conclusive and binding on the Parties.  If the Equityholders’ Representative does not deliver an EBITDA Adjustment Objection Notice prior to the Expiration Date with respect to the Adjusted EBITDA Statement prior to the EBITDA Adjustment Expiration Date, the Adjusted EBITDA Statement will be final, conclusive and binding on the Parties.  If an EBITDA Adjustment Objection Notice is delivered prior to the Expiration Date by the Equityholders’ Representative prior to the EBITDA Adjustment Expiration Date, Parent and the Equityholders’ Representative shall negotiate in good faith to resolve each dispute raised therein (each, an “EBITDA Adjustment Objection”).  If Parent and the Equityholders’ Representative, notwithstanding such good faith efforts, fail to resolve any EBITDA Adjustment Objections prior to the date that is fifteen (15) days after the date of delivery of such EBITDA Adjustment Objection Notice (the “Remaining EBITDA Adjustment Objections”), the Equityholders’ Representative, on the one hand, and Parent, on the other hand, shall have the right to submit the determination of such matters to the Accounting Expert, whose decision shall be binding on the Parties.  Any further submissions to the Accounting Expert must be written and delivered to each Party to the dispute.  The Accounting Expert shall consider only the Remaining EBITDA Adjustment Objections.  In deciding any dispute pursuant to this Section 3.5(b), the Accounting Expert (A) shall be bound by the provisions of this Section 3.5(b) and (B) may not assign a value to any item greater than the greatest value for such item claimed by either Parent or the Equityholders’ Representative or less than the smallest value for such item claimed by either Parent or the Equityholders’ Representative.  The Equityholders’ Representative and Parent shall use their reasonable best efforts to cause the Accounting Expert to resolve all disputes as soon as practicable.  Further, the Accounting Expert’s determination shall be based on the presentations by Parent and the Equityholders’ Representative that are in accordance with the terms and procedures set forth in this Agreement and, if determined necessary by the Accounting Expert, on the Accounting Expert’s independent review.  The resolution of the dispute by the Accounting Expert’s determination shall be made prior to the date that is forty-five (45) days after the date of its engagement, shall be set forth in a written statement delivered to Parent and the Equityholders’ Representative and shall be final, binding, and non-appealable.  The costs and expenses of the Accounting Expert shall be allocated between Parent, on the one hand, and the Equityholders, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.  Parent and the Equityholders’ Representative shall enter into an engagement letter with the Accounting Expert promptly after such Account Expert’s retention pursuant to this Section 3.5(b), which shall include customary indemnification and other provisions.

(c)           EBITDA Adjustment Payments.

(i)           If the Aggregate Value as finally determined pursuant to Section 3.4(b) (the “Final Aggregate Value”) exceeds the Projected Value (the amount of such excess, the “Aggregate Value Excess Amount”), then:

(1)           Parent shall, or shall cause the Surviving Corporation to, pay to each to the Equityholders’ Representative (for disbursement to the Equityholders in accordance with the Equityholders Distribution of Proceeds Agreement) the Aggregate Value Excess Amount less any amounts owed and not then paid by the Equityholders pursuant to Section 3.4(c)(ii)(1)(z), in accordance with Section 3.3(g), which Aggregate Value Excess Amount shall be paid in cash and in the appropriate number of shares of Parent Common Stock valued at the Reference Price consistent with the allocation of the EBITDA Adjustment Withheld Amount between cash and shares of Parent Common Stock;

(2)           Parent and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Equityholders’ Representative (for disbursement to the Equityholders in accordance with the Equityholders Distribution of Proceeds Agreement) the EBITDA Adjustment Escrow Amount; and

(3)           Parent shall issue the EBITDA Adjustment Holdback Shares to the Equityholders in accordance with the written instructions from the Equityholders’ Representative issued pursuant to the Equityholders Distribution of Proceeds Agreement.

(ii)           If the Projected Value exceeds the Final Aggregate Value (the amount of such excess, the “Aggregate Value Deficiency Amount”), then:

(1)           If the Aggregate Value Deficiency Amount equals or exceeds the EBITDA Adjustment Withheld Amount, (x) Parent and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Parent the EBITDA Adjustment Escrow Amount and (y) the EBITDA Adjustment Holdback Shares shall be reduced to zero (and, for all purposes of this Agreement, the Aggregate Holdback Shares shall not include any amounts in respect of the EBITDA Holdback Shares) and no EBITDA Adjustment Holdback Shares shall be required to be issued or reserved for issuance hereunder, and notwithstanding anything contained herein to the contrary, but subject to the rights of the Parent and the Indemnitees under Article 11, the Equityholders shall have no further duty, obligation or liability for the Aggregate Deficiency Amount.

(2)           If the Aggregate Value Deficiency Amount is less than the EBITDA Adjustment Withheld Amount, (w) Parent and the Equityholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (i) disburse to the Equityholders’ Representative (for disbursement to the Equityholders in accordance with the Equityholders Distribution of Proceeds Agreement) an aggregate amount equal to the product of the Equityholders Allocable Percentage and EBITDA Adjustment Escrow Amount and (ii) disburse to Parent an amount equal to the product of Parent Allocable Percentage and EBITDA Adjustment Escrow Amount, (y) Parent shall issue to the Equityholders the aggregate number of the EBITDA Adjustment Holdback Shares equal to the product of the Equityholders Allocable Percentage and the EBITDA Adjustment Holdback Shares in accordance with written instructions from the Equityholders’ Representative issued pursuant to the Equityholders Distribution of Proceeds Agreement (and in accordance with Section 3.7 rounded down to the nearest whole share) and (z) the remaining EBITDA Adjustment Holdback Shares not issued to the Equityholders’ Representative under the immediately preceding clause (y) shall be reduced to zero (and, for all purposes of this Agreement, the Aggregate Holdback Shares shall no longer include any amounts in respect of the EBITDA Holdback Shares) and no additional EBITDA Adjustment Holdback Shares shall be required to be issued or reserved for issuance hereunder; provided that, notwithstanding the foregoing, in the case of an Aggregate Value Deficiency Amount that is less than the EBITDA Adjustment Withheld Amount, (I) the Equityholders shall have the right, upon five (5) Business Days’ prior written notice by the Equityholders’ Representative to Parent, to increase the amount of the EBITDA Adjustment Escrow Amount disbursed in cash to Parent pursuant to (w)(ii) above with a corresponding increase to the number of the EBITDA Adjustment Holdback Shares being issued pursuant to (y) above, and (II) in the event that the Equityholders’ Representative exercises such right under clause (I), then the Parties shall take such further action as may be reasonably requested by any Party to memorialize the manner in which the Aggregate Value Deficiency Amount was satisfied hereunder.

(d)           O’Quinn Assets.  Immediately prior to Closing, the Company will assign the O’Quinn Assets to the Equityholders’ Representative or assignee thereof, and the Equityholders’ Representative or such assignee will assume any and all liabilities relating thereto pursuant to an assignment and assumption agreement.

Section 3.6.  Dividends and Other Distributions.  If a dividend or other distribution is paid by Parent to its stockholders in respect of Parent Common Stock, the record date for which is on or after the Effective Time, then, if and to the extent any shares of Parent Common Stock are issued to the Equityholders’ Representative pursuant to this Agreement following the Effective Date, Parent shall pay to the Equityholders’ Representative (for disbursement to the Equityholders pursuant to and in accordance with the provisions of the Equityholders Distribution of Proceeds Agreement) an amount in cash equal to the amount of such dividend or distribution as would have been payable in respect of such Parent Common Stock, as if such Parent Common Stock had been issued and held by the Equityholders as of the Effective Time, which amount shall be treated as an increase to the Net Merger Consideration. If Parent splits, subdivides, consolidates, combines or otherwise reclassifies the Parent Common Stock, then any number of amount contained herein which is based upon the price of Parent Common Stock or the number of shares of Parent Common Stock will be equitably and appropriately adjusted to reflect such split, combination or change.

Section 3.7.  No Fractional Shares.  No fractional shares of Parent Common Stock will be issued and any holder of Company Partes Social entitled to receive a fractional share of Parent Common Stock but for this Section 3.7 shall be entitled to receive a cash payment, without interest, rounded down to the nearest cent, in an amount equal to such fractional share, multiplied by the Reference Price.

Section 3.8.  Additional Actions.  If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 3.9.  Withholding Rights.  Each of the Surviving Corporation, Parent and Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of U.S. state or local or non-U.S. tax law.  Parent shall provide written notice of any such withholding to the applicable Equityholder accompanied by an explanation, in reasonable detail, for the deduction or amount being withheld.  To the extent that amounts are so withheld and timely paid over to the appropriate Regulatory Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person.

Section 3.10.  Exclusive Uses of Initial Adjustment Escrow Amount and EBITDA Adjustment Withheld Amount.  Notwithstanding anything contained herein or in any other Transaction Document to the contrary, (i) the Initial Adjustment Escrow Amount shall be used solely and exclusively for the purpose of satisfying any Merger Consideration Deficiency Amount pursuant to Section 3.4 and for no other purpose (including, without limitation, claims made under Section 11.2), and (ii) the EBITDA Adjustment Escrow Amount and the EBITDA Adjustment Holdback Shares shall be used solely and exclusively for the purpose of satisfying any Aggregate Value Deficiency Amount pursuant to Section 3.5 and for no other purpose (including, without limitation, claims made under Section 11.2).

Section 3.11.  Calculation of Net Merger Consideration Etc.  For solely illustrative purposes, Schedule 3.11 sets forth an example of the manner in which the Net Merger Consideration, Closing Payment Cash Consideration, Closing Payment Stock Consideration and related components thereof, as well as post-Closing adjustments thereto, are to be calculated under this Article 3.  In the event that Schedule 3.11 is not attached to this Agreement as of the date on which it is signed, the Parties covenant and agree to mutually agree upon such Schedule 3.11 within ten (10) days thereafter.

ARTICLE 4.

THE CLOSING

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, at 9:00 A.M. local time on the day which is the third Business Day after the day on which the last of the conditions set forth in Article 10 are fulfilled or waived or (ii) at such other time and place as Parent and the Company shall agree in writing (the “Closing Date”).  For the avoidance of doubt, it is understood and agreed that (subject to the satisfaction of the conditions set forth in Article 10) the Closing shall be deemed to have occurred on the Effective Time, and that the Net Merger Consideration shall be due and payable upon the Effective Time as contemplated by Section 3.3(g).

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE EQUITYHOLDERS

The Company and each of the Equityholders, jointly and severally, hereby represent and warrant to Parent as follows (other than Section 5.23 wherein each Equityholder represents and warrants to Parent severally and not jointly):

Section 5.1.  Organization.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the Republic of Honduras.  The Company has full power and authority to conduct all of the business and activities conducted by it, and to own or lease all of the assets owned or leased by it.  The Company is duly licensed or qualified to do business and is in good standing in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary and where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.2.  Authorization and Validity of Agreement.  The Company has all requisite power and authority to enter into the Transaction Documents and to carry out its obligations thereunder.  The execution and delivery of the Transaction Documents and the performance of the Company’s obligations thereunder have been duly authorized by all necessary action by the Company and the Equityholders, and no other proceedings on the part of the Company or the Equityholders are necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by the Company and constitutes a valid and binding obligation, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 5.3.  No Conflict or Violation.  Except as set forth on Schedule 5.3, the execution, delivery and performance by the Company of the Transaction Documents do not, and the consummation by the Company of the Merger and the other transactions contemplated thereby will not, (i) violate or conflict with any provision of the Company Organizational Documents, (ii) violate any provision of law, or any order, judgment or decree of any court or other Regulatory Authority, (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of the Company or any of its subsidiaries, or (v) result in the cancellation, modification, revocation or suspension of any of the Company’s Permits.

Section 5.4.  Corporate Documents; Files and Records.  The Company has made available to Parent complete and correct copies of the Company Organizational Documents.

Section 5.5.  Consents and Approvals.  Except as set forth on Schedule 5.5 hereto, no consent, waiver, authorization or approval of any Regulatory Authority, domestic or foreign, or of any other Person, and no notice or declaration to or filing or registration with any such Regulatory Authority, is required in connection with the execution and delivery of the Transaction Documents by the Company or the performance by the Company of its obligations thereunder.

Section 5.6.  Financial Statements.  Attached hereto as Schedule 5.6 are correct and complete copies of the Financial Statements.  Except as set forth on Schedule 5.6, the Financial Statements have been prepared from, and are consistent with, the Books and Records, and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated and were (except as therein provided or disclosed on Schedule 5.6) prepared in accordance with generally accepted accounting principles as applied in Honduras applied consistently with prior periods.

Section 5.7.  Capital Stock and Related Matters.

(a)           As of the date hereof, the authorized capital of the Company consists of  Company Partes Social, of which three are issued and outstanding.  Schedule 5.7 sets forth the names of the beneficial and record owners of each Company Parte Social (which consist solely of the Equityholders) and their relative ownership percentage.  All outstanding securities of the Company and each of its subsidiaries, including, without limitation, the Company Partes Social (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable corporate Laws.

(b)           Except as set forth above or on Schedule 5.7, (i) no Company Partes Social or other Equity Interests of the Company are outstanding, (ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of capital stock or other Equity Interests and (iii) the Company has no obligation to make any dividend or distribution of any kind with respect to any Equity Interest.  Without limiting the generality of the foregoing, (x) the Warrant has been exercised in full and is no longer outstanding and the Warrant Holder currently has no rights thereunder and (y) New Stream holds no Equity Interests, has no right to any Equity Interest and has no Lien upon any Equity Interest.

(c)           The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the partners of the Company on any matter.

(d)           There are no outstanding or authorized stock appreciation rights, phantom stock rights, stock-based performance units, profit participation or similar rights affecting the Equity Interests.  None of the Equityholders is party to any voting trusts, proxies or other shareholder or similar agreements or understandings with respect to the voting, repurchase or transfer of the Equity Interests.

(e)           The Company does not directly or indirectly own, or have the right to acquire, any equity or similar interest in, or any interest convertible into, exchangeable or exercisable for, at any time, any equity or similar interest in any Person.  All outstanding equity securities of each subsidiary of the Company have been duly authorized and validly issued, and are free and clear of any preemptive rights, restrictions on transfer or Liens.

(f)           Schedule 5.7(f) sets forth a true and complete list of all Indebtedness of the Company, as of the date hereof, including an estimate of the amount required to repay or discharge the Indebtedness in full at Closing.  Without limiting the generality of the foregoing, there is no Indebtedness owed to New Stream.

Section 5.8.  Absence of Certain Changes or Events.  Since the date of the Last Balance Sheet and except as set forth on Schedule 5.8, there has not been any transaction or occurrence in which the Company, any of its subsidiaries or any of the Company’s Affiliates, has:

(a)           not operated the Company in the ordinary course consistent with past practice;

(b)           suffered any material adverse change with respect to the operations, properties, assets, condition (financial or other) or prospects of the Company or any of its subsidiaries;

(c)           suffered any material adverse change in its relations with customers, its suppliers, employees or agents;

(d)           declared, set aside, made or paid any dividend or other distribution, or otherwise purchased or redeemed, directly or indirectly, any Equity Interests;

(e)           issued or sold any Equity Interests or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such Equity Interests;

(f)            incurred any indebtedness for borrowed money, issued or sold any debt securities or prepaid any debt except for borrowings and repayments in the ordinary course of business and Indebtedness incurred to the Debtholders, as set forth on Schedule 5.7(f);

(g)           amended any of its organizational documents;

(h)           permitted, allowed, or suffered a material loss, damage, destruction or other casualty to the properties or assets of the Company or any of its subsidiaries (whether or not insurance awards have been received or guaranteed);

(i)            permitted, allowed or suffered any of its properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien which remains in existence on the date hereof;

(j)           liquidated or written down or written up the value of any material Inventory other than in the regular and ordinary course of business;

(k)          made any change in any method of accounting or accounting principle, practice, or policy from those principles, practices and policies used in preparing the Financial Statements as of and for the Last Balance Sheet;

(l)           entered into or terminated (or caused to be terminated or expired or lapsed) a Material Contract;

(m)         sold, transferred, exclusively licensed or otherwise disposed of assets other than in the ordinary course of business consistent with past practice;

(n)          disclosed any of its material trade secrets; or

(o)          agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 5.8.

Section 5.9.  Tax Matters.

(a)       (i) The Company has filed when due all Tax Returns required by applicable law to be filed with respect to the Company; (ii) all such Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all Taxes owed by the Company, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) as of the date of the latest financial statements of the Company, any liability of the Company for accrued Taxes not yet due and payable, or which are being contested in good faith, has been provided for on the financial statements of the Company in accordance with GAAP;

(b)           there is no action, suit, proceeding, investigation or audit now pending with respect to the Company in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority;

(c)           since January 1, 2006, no claim has been made in writing by any taxing authority in a jurisdiction where the Company has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

(d)       (i) there is no outstanding request for any extension of time for the Company to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company that is currently in force; and (iii) the Company is not a party to or bound by any agreement (other than any customary commercial contract not primarily related to Taxes) providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(e)           the Company has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(f)           within the last two years, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(g)           there is no Lien as of the Effective Time, other than a Permitted Encumbrance, on any of the assets or properties of the Company that arose in connection with any failure or alleged failure to pay any Tax;

(h)           the Company has no liability as of the Effective Time for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by contract, or otherwise;

(i)            the Company has not entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company and its Subsidiaries; and

(j)           With respect to the Merger:

(i)           there is no plan or intention on the part of the Equityholders to sell, exchange, or otherwise dispose of, to Company, Parent and/or any person related to either of them, as determined under Treasury Regulation Section 1.368-1(e), a number of shares of Parent Common Stock to be received in the Merger that would reduce such Equityholders' ownership of Parent Common Stock to a number of shares having a value, as of the effective time of the Merger, of less than 40% of the value of all of the formerly outstanding Company Partes Social as of the same time.  Any Company Partes Social and shares of Parent Common Stock held by the Equityholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in connection with this representation;

(ii)          Merger Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company immediately prior to the Merger.  For purposes of this representation, amounts paid to dissenters, amounts paid by Company to Equityholders who receive cash or other property, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company immediately preceding the Merger will be included as assets of Company held immediately prior to the Merger;

(iii)         the liabilities of Company directly or indirectly assumed by Merger Sub and the liabilities to which the assets of Company are or will be subject were or will have been incurred by Company in the ordinary course of its business;

(iv)         Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

(v)          at the effective time of the Merger, the fair market value of the assets of Company will equal or exceed the sum of its liabilities, plus the amount of the liabilities, if any, to which its assets are subject; and

(vi)         Neither the Company, nor any of the Equityholders, has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k)           The Company is not, and never has been, subject to tax in the United States as a result of being engaged in a trade or business in the United States.

Section 5.10.  Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5.10, the Company does not have any indebtedness, liability or obligation of any nature whatsoever (whether absolute or contingent, known or unknown, accrued or unaccrued or direct or indirect), other than liabilities which are shown on the Last Balance Sheet and other liabilities as shall have been incurred or accrued in the ordinary course of business since the date of the Last Balance Sheet and which in any event are not material to the Company.  Neither the Company nor any of its subsidiaries is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obliged in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, with banks or other financial institutions, of items for collection.

Section 5.11.  Owned Real Property.  The Company does not own, and has never owned, any freehold property in the Republic of Honduras or elsewhere.

Section 5.12.  Leased Real Property.

(a)           Schedule 5.12(a) sets forth a list of each Real Property Lease of the Company in effect as of the date hereof (each, a “Real Property Lease” and the real property leased by the Company pursuant to the Real Property Leases is hereinafter referred to as the “Leased Real Property”).

(i)           Each Real Property Lease is valid and binding on the Company, enforceable against the Company in accordance with its terms.

(ii)          Neither the Company nor any third party to a Real Property Lease, is in default under or in material breach of any Real Property Lease.

(b)           Leases; Subleases; Options.  Neither the Company nor any of its subsidiaries has entered into any lease or sublease granting to any Person the right to use or occupy any portion of the Leased Real Property.  The Company has not granted to any Person any option or right of first refusal to purchase or acquire all or any portion of the Leased Real Property.

(c)           Personal Property.  The Company owns or holds under valid leases all  machinery, equipment and other personal property (excluding, for the avoidance of doubt, Intellectual Property Rights) necessary for the conduct of the business as currently conducted, subject to no Lien except for Permitted Liens.

Section 5.13.  Environmental Matters.

(a)           The Company and its subsidiaries are and have been in compliance with their obligations under all applicable Environmental Laws in all material respects;

(b)           The Company has not received any notice of violation or potential liability, request for information, or demand letter from any Regulatory Authority or Person, relating to environmental protection, workplace health and safety or compliance with any applicable Environmental Law, which remains outstanding and unresolved as of the date hereof;

(c)           There is no litigation or other proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of its subsidiaries under any applicable Environmental Law or relating to environmental protection or workplace health and safety;

(d)           Neither the Company nor any of its subsidiaries has entered into or received, nor are they in default under any consent decree, compliance order, or administrative order issued by any agency, or any judgment, order, writ, injunction or decree of any federal, state, or municipal court or other Regulatory Authority relating to Environmental Laws that is outstanding as of the date hereof;

(e)           The Company has obtained and is in compliance in all material respects with all Permits required under applicable Environmental Laws to conduct its operations as currently operated and in a manner consistent with its past practices;

(f)           There has been no dumping, discharge, spillage, migration, leakage, disposal, burial, placement, or other release of Hazardous Materials by the Company, any of its subsidiaries or any other person on, in, at, from or about any of the Leased Real Property or any facilities used in connection therewith by the Company in material violation of Environmental Laws;

(g)           No Lien currently exists or, to the Company’s Knowledge, is threatened pursuant to any applicable Environmental Law against the Company;

(h)           The Company does not have any liability pursuant to any written agreement relating to any applicable Environmental Laws pertaining to any business or property previously owned or operated by the Company and the Company is in full compliance with any settlement agreements entered into with third parties relating to Environmental Laws and has no future or continuing obligations under any such agreements;

(i)           The Company has received no report, complaints or claims for occupational diseases allegedly relating to workplace conditions or exposures, including but not limited to byssinosis (cotton dust) or dyes; and

(j)           The Company has delivered to Parent copies of all environmental site assessment reports prepared by third-party consultants, or other environmental audits, studies, assessments, or investigations that are in the possession, custody or control of the Company.

Section 5.14.  Intellectual Property.

(a)           “Intellectual Property” means all of the following that are owned, used or held for use by the Company:  (i) trademarks and service marks (registered or unregistered), trade dress, trade names, logos and other names and slogans embodying business or product goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to the foregoing, including all reissues, continuations, divisions, continuations-in-art, renewals or extensions thereof; (iii) trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and registrations or applications for registration of copyrights in any jurisdiction; (v) Internet Web sites, domain names and registrations or applications for registration thereof; (vi) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (vii) books and records describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

(b)           Except as set forth in Schedule 5.14, (i) the Company owns all right, title and interest in and to or has valid rights to use all other Intellectual Property that is material to the business and operations of the Company’s business, in each case, without infringement, misappropriation or other violation of the intellectual property rights of any Person, and (ii) all registrations pertaining to the Intellectual Property are valid and enforceable.

(c)           Schedule 5.14 sets forth a list of each agreement, contract or license under which any Intellectual Property (other than commercially available, off-the-shelf software) that is material to the business and operations of the Company’s business is licensed to the Company, and specifically identifies those pursuant to which Company is or has been obligated to pay fees or royalties to any Person in connection with the use of any Intellectual Property.

(d)           Schedule 5.14 sets forth each agreement, contract or license currently in effect under which the Company has (i) licensed any rights in any of the Intellectual Property to another Person, or (ii) consented to the use and/or registration of any trademarks by another Person.  All rights in any of the Intellectual Property granted to third parties are or have been set forth in written and executed contracts that, to the knowledge of the Company, have not been breached by said third parties.

(e)           No claims are pending or, to the knowledge of the Company, threatened, against the Company or by the Company against any Person:  (i) with respect to the ownership, validity, enforceability or use of any Intellectual Property or otherwise challenging or questioning the validity or effectiveness of any such Intellectual Property or (ii) alleging that the Intellectual Property or the operations of the Company infringes, misappropriates or otherwise violates the intellectual property rights of any Person.  To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intellectual Property.

(f)           No present or former employee, officer or director of the Company, or current or former agent, consultant or outside contractor of the Company holds any right, title or interest, in or to any Intellectual Property, which is material to the business operations of the Company.  To the knowledge of the Company, all Intellectual Property owned by the Company was developed by employees or consultants who have executed written agreements assigning exclusive rights in and to such Intellectual Property to the Company.

(g)           The Company has taken all commercially reasonable steps to maintain the confidentiality of its material trade secrets the Company maintains, including by maintaining a customary business practice requiring each officer, director or manager of the Company having access to the Company’s trade secrets to execute confidentiality or similar agreements and, except as expressly set forth on Schedule 5.14, all such persons have executed such an agreement.  To the knowledge of the Company, none of the Company’s material trade secrets have been disclosed to any other Person, except pursuant to written and enforceable confidentiality obligations.

Section 5.15.  Compliance with Law.

(a)           The Company is in compliance in all material respects with all applicable Laws, regulations, Orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over the Company and its assets, properties and operations.  The Company possesses all Permits necessary for the lawful operation of its operations as presently conducted and is and has been in compliance in all material respects with all such Permits and all applicable Laws and Orders issued by any court or Regulatory Authority.  The Company has not received notice of any violation of any such Law, regulation, Order or other legal requirement, and the Company is not in default with respect to any Order, writ, judgment, award, injunction or decree of any federal, state or local court or Regulatory Authority or arbitrator, domestic or foreign that has not been resolved as of the date hereof.

(b)           None of the Company, any of its subsidiaries, or any of their respective directors, officers, agents, employees or other person associated with or acting on their behalf has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or similar laws or regulations of The Republic of Honduras or any other relevant jurisdiction or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(c)           The operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial record keeping and reporting requirements, and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental agency, of The Republic of Honduras and all other jurisdictions applicable to them (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s Knowledge, threatened.

(d)           None of the Company, any of its subsidiaries or any of their respective directors, officers, agents, employees or Affiliate is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or equivalent measures of The Republic of Honduras or other body, governmental or otherwise.

Section 5.16.  Litigation.  Except as set forth on Schedule 5.16, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of the Company, threatened, before any federal, state or local court or Regulatory Authority, domestic or foreign, or before any arbitrator of any nature, brought by or against the Company or any of its subsidiaries, or any of their respective officers and directors, nor is any basis known to the Company for any such action, suit, proceeding or investigation.  No asset or property of the Company or its subsidiaries is subject to any Order, writ, judgment, award, injunction or decree of any national, state or local court or Regulatory Authority or arbitrator, domestic or foreign.

Section 5.17.  Contracts.

(a)           Other than this Agreement or as described on Schedule 5.17, neither the Company nor any of its subsidiaries is party to any written or oral:

(i)           Contract pursuant to which the Company or any of its subsidiaries has advanced or loaned funds or has agreed to advance or loan funds, to any other Person;

(ii)          Contract or agreement with respect to services rendered or goods sold or leased to or from others, other than any customer purchase order accepted in the ordinary course of business and in accordance with the Company’s past practices which both (A) does not require delivery after the date which is six months after the Closing Date and (B) does not involve a sale price of more than $50,000;

(iii)         Contract prohibiting or otherwise impairing the Company’s conduct of business or from freely engaging in any business anywhere in the world;

(iv)         loan or advance made by the Company to any Equityholder, director, officer, employee, shareholder or other Affiliate of the Company, or any other agreement between the Company, any Equityholder and/or any Affiliate of the Company;

(v)          lease other than the Real Property Leases;

(vi)         confidentiality agreement to which the Company is subject;

(vii)        loan or credit agreement, promissory note, letter of credit or other contract to which the Company is a party, evidencing indebtedness and any guarantee or similar obligation incurred by the Company;

(viii)       commitment or agreement for services for which a prepayment or advance has been made to, or by, or on behalf of, the Company in excess of $50,000;

(ix)          Contract for the sale or other disposition by the Company of any of its assets, other than the sale or disposition of inventory in the ordinary course of business consistent with past practice;

(x)           Contract for capital expenditures in excess of $25,000;

(xi)          partnership or joint venture Contract or arrangement or any other agreements involving a sharing of revenue or profits;

(xii)         independent sales representative or distributorship agreement with respect to the Business;

(xiii)        contract pertaining to Intellectual Property (other than for the use of commercially available off-the-shelf software);

(xiv)        Contract with a customer or supplier, whether or not in writing, relating to changes in prices or allowances; or

(xv)         any other contract which is material to the Company or involves a payment by the Company in excess of $50,000 ((i)-(xv), the “Material Contracts”).

(b)           Each Material Contract is valid, binding and enforceable against the Company and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, and is in full force and effect on the date hereof.  The Company has performed, or substantially performed, all obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any such Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default.  To the knowledge of the Company, no other party to any such Material Contract is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default.  The Company has delivered to Parent or its representatives true and complete originals or copies of all Material Contracts.

Section 5.18.  Customers; Suppliers.

(a)           Schedule 5.18(a)  contains a complete and correct list of the 3 largest customers of the Company (“Material Customers”) as of the date hereof based on the Company’s revenues in the year ended December 31, 2010.

(b)           Except as set forth on Schedule 5.18(b), since January 1, 2008, no Material Customer has ceased doing business with, or materially lessened its business with, the Company or, to the knowledge of the Company, has threatened to cancel or otherwise to terminate its relationship with the Company.

(c)           Schedule 5.18(c) contains a complete and correct list of the 10 largest suppliers of the Company (“Material Suppliers”) as of the date hereof based on the Company’s expenditures in the year ended December 31, 2010.

(d)           Except as set forth on Schedule 5.18(d), since January 1, 2008, no Material Supplier has ceased doing business with, or materially lessened its business with, the Company.  To the knowledge of the Company, no supplier required to be listed on Schedule 5.18(c) has since January 1, 2008, threatened to cancel or otherwise to terminate its relationship with the Company.

Section 5.19.  Inventory.

(a)           Except as set forth on Schedule 5.19, all of the Company’s inventory is reflected in the Financial Statements or, if acquired subsequent to the period covered by the Financial Statements, is reflected on the Books and Records, and consists of a quality, quantity and price usable and/or saleable in the ordinary course of the business as presently conducted by the Company and consistent with its past practices.  The Company’s inventory was acquired in the ordinary course of business consistent with past practices.  All of the Company’s inventory and all other products of the Company have been produced in material compliance with all “codes of conduct” of licensors and customers, including any provisions thereof relating to labor practices of the Company, its vendors or contract manufacturers.  The Company maintains reasonable policies, practices and procedures with respect to the adequate security and safeguard of inventory and other assets of the Company (including, with respect to employee and third party theft and other loss) and have not made any material changes to such policies, practices and procedures since January 1, 2010.

(b)           Except as set forth on Schedule 5.19, the value of the Company’s net inventory as of the date hereof as shown on Schedule 5.19 is carried at not more than the lower of cost or net realizable value.

Section 5.20.  Insurance.  Schedule 5.20 contains a complete and correct list of all policies of insurance carried by the Company or pursuant to which the Company is a named beneficiary or pursuant to which properties of the Company and/or its subsidiaries are insured and complete and correct copies of which have been provided to Parent (the “Company Insurance Policies”).  All such policies are in full force and effect and no notice of cancellation or termination has been received with respect to such policies.  The Company has notified such insurers of any claim to which it has knowledge as of the date hereof and which it believes is covered by any such insurance policy and has provided Parent with a copy of such claim.

Section 5.21.  No Finder.  None of the Company, any of its subsidiaries or any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Transaction Documents.

Section 5.22.  Affiliate Transactions.  Except as set forth on Schedule 5.22, no Equityholder, director, officer, key employee or any of their respective Affiliates, or any Affiliate of the Company is a party to any agreement, contract, commitment or transaction with the Company or another Affiliate of the Company or (a) owns or has any interest in any of the assets, properties (whether real, personal or mixed, and whether tangible or intangible) or rights of the Company or any of its subsidiaries, (b) provides or receives any other material benefit in connection with the operations of the Company or (c) since January 1, 2006, has competed with the Company, had any business relationship with any competitor of the Company or been a customer, supplier or a client of the Company.  Except as set forth on Schedule 5.22, there are no outstanding notes payable to, accounts receivable from or advances by the Company or its Affiliates to, and the Company or its Affiliates are not otherwise a creditor of, the Company or any of its Affiliates.

Section 5.23.  Investment Representations.

(a)           Each Equityholder is acquiring Parent Common Stock pursuant to Article 3 above for its own account, for investment purposes only and not with a view to, or for, sale in connection with any distribution thereof, in whole or in part, and no Equityholder has any present or contemplated agreement, understanding, arrangement, obligation or commitment providing for the distribution thereof nor does it have any present intention of distributing or selling the same.

(b)           Each Equityholder acknowledges that Parent Common Stock to be issued in connection with this Agreement will not have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law by reason of specific exemptions under the provisions thereof that depend in part upon the other representations and warranties made herein by the Company and the Equityholders.  The Equityholders understand that Parent is relying upon their representations and warranties and those of the Company for the purpose of determining whether the transactions contemplated herein meet the requirements for such exemptions. In furtherance thereof, each Equityholder represents and warrants that it has the financial ability to bear the economic risk of this investment, has adequate means for providing for its current needs and contingencies and has no need for liquidity with respect to the investment in Parent Common Stock.

(c)           Each Equityholder has such knowledge, skill and experience in business, financial and investment matters so it is capable of evaluating the merits and risks of an investment in Parent Common Stock pursuant to the transactions contemplated by this Agreement.  To the extent that any Equityholder has deemed it appropriate to do so, it has relied upon appropriate professional advice regarding the tax, legal and financial merits and consequences of an investment in Parent Common Stock pursuant to the transactions contemplated by this Agreement.  Each Equityholder represents and warrants that it is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.  Any information which an Equityholder has heretofore furnished or is now furnishing to Parent with respect to its financial position and business experience, is correct and complete as of the date of this Agreement and if there should be any material change in such information prior to the Closing Date, the relevant Equityholder will immediately furnish such revised or corrected information to Parent.

(d)           Each Equityholder has made, either alone or together with its advisors, such independent investigation of Parent, its management and related matters as it deems to be, or such advisors have advised to be, necessary or advisable in connection with an investment in Parent Common Stock, and each Equityholder and its advisors have received all information and data that such Equityholder and such advisors believe to be necessary in order to reach an informed decision as to the advisability of an investment in Parent Common Stock.

(e)           Each Equityholder represents, warrants and agrees that it will not sell or otherwise transfer Parent Common Stock without registration under the Securities Act or an exemption therefrom and, therefore, such Parent Common Stock cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered under the Securities Act and under the applicable securities laws of such states or an exemption from such registration is available.  Each Equityholder is aware of the provisions of Rule 144 promulgated under the Securities Act that permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions.  Each Equityholder also understands that Parent is under no obligation to register Parent Common Stock delivered pursuant to Article 3 above on behalf of the Company or to assist the Company in complying with any exemption from registration under the Securities Act other than as required expressly pursuant to the Stockholder Rights Agreement.

Section 5.24.  Employee Benefits.

(a)           Section 5.24(a) contains a correct and complete list of each Company Benefit Plan.  The Company has provided or made available to Parent, its counsel or its representatives with respect to each and every Company Benefit Plan a true and complete copy of all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; and, to the extent applicable, (i) the most recent financial statements for such Company Benefit Plan, if any; (ii) the most recent actuarial valuation report, if any; and (iii) the current summary plan description and any summaries of material modifications.

(b)           Except as set forth on Schedule 5.24(b), no current or former employee or other service provider of the Company or any of its Affiliates is subject to taxation in the United States.

(c)           Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of applicable Laws.  All contributions (including all employer contributions and employee salary reduction contributions), if any, required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date.  There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans with respect to the operation of such plans (other than routine benefits claims).

(d)           None of the Company Benefit Plans provide retiree health or life insurance benefits.

(e)           No stock or other securities issued by the Company or any Affiliate forms or has formed a material part of the assets of any Company Benefit Plan.

(f)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(g)          All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 5.25.  Labor Matters.

(a)           Neither the Company nor any of its Affiliates is a party to any collective bargaining agreement or other labor union contract applicable to employees of the Company or any of its Affiliates and, to the knowledge of the Company, there are not any activities and proceedings of any labor union to organize any such employees.  There is no unfair labor practice charge or complaint pending before any applicable governmental entity relating to the Company or any of its Affiliates or any employee thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Affiliates, and neither the Company nor any of its Affiliates has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) there is no representation claim or petition pending before any applicable governmental entity, and to the knowledge of the Company no question concerning representation exists relating to the employees of the Company or any of its Affiliates; (iv) there are no charges with respect to or relating to the Company or any of its Affiliates pending before any applicable governmental entity responsible for the prevention of unlawful employment practices; and (v) none of the Company or any of its Affiliates has received notice from any governmental entity responsible for the enforcement of labor or employment Laws of an intention to conduct an investigation of any of the Company or its Affiliates and no such investigation is in progress.

(b)           Each of the Company and its Affiliates has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or Taxes.  Each of the Company and its Affiliates has met in all material respects all requirements required by Law or regulation relating to the employment of foreign citizens, and to the knowledge of the Company, none of the Company or any of its Affiliates currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.  Each of the Company and its Affiliates has complied in all material respects with all Laws that could require overtime to be paid to any current or former employee of the Company or any of its Affiliates, and no employee has ever brought or, to the knowledge of the Company, threatened to bring a claim for unpaid compensation, severance or employee benefits, including overtime amounts.

(c)           Schedule 5.25 contains a complete and accurate list of the following information for each current employee of the Company as of April 15, 2011 (other than the Company’s floor workers):  employer, name, job title, place of work, date of employment, current salary or wage rate, vacation accrued, sick pay accrued, and service credited for purposes of vesting and eligibility to participate under the Company Benefit Plans.

Section 5.26.  No Other Representations or Warranties.  Except for the representations and warranties of the Company and/or the Equityholders expressly set forth in this Agreement, neither the Company nor the Equityholders nor any other Person makes any other express or implied representation or warranty on behalf of the Company, the Equityholders or otherwise, in each case with respect to the business, assets, liabilities or financial condition of the Company, the Equityholders, or otherwise.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company and the Equityholders as follows:

Section 6.1.  Organization.  Merger Sub is a sociedad anonima duly organized and in process of registration in the San Pedro Sula Commercial Registry office, and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.  Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

Section 6.2.  Authorization and Validity of Agreement.  Each of Parent and Merger Sub has all requisite power and authority to enter into the Transaction Documents and to carry out its obligations thereunder.  The execution and delivery of the Transaction Documents and the performance of Merger Sub and Parent obligations thereunder have been duly authorized by all necessary action by the board of directors of Parent, and no other corporate proceedings on the part of Parent and Merger Sub, other than the General Shareholders Meeting of Merger Sub (which shall be duly obtained before the Closing), are necessary to authorize such execution, delivery and performance.  This Agreement has been duly executed by each of Parent and Merger Sub and constitutes a valid and binding obligation thereof, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights generally and except for the limitations imposed by general principles of equity.

Section 6.3.  No Conflict or Violation.  Except as set forth on Schedule 6.3, the execution, delivery and performance by Parent and Merger Sub of the Transaction Documents does not and will not violate or conflict with any provision of Parent or Merger Sub’s certificate of incorporation or bylaws and does not and will not violate any provision of law, or any order, judgment or decree of any court or other Regulatory Authority, and does not violate and will not result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound or to which any of Parent or Merger Sub’s properties or assets are subject other than those set forth on Schedule 6.3.

Section 6.4.  Consents and Approvals.  Except as set forth on Schedule 6.4, no consent, waiver, authorization or approval of any Regulatory Authority, domestic or foreign, or of any other Person, and no notice or declaration to or filing or registration with any such Regulatory Authority, is required in connection with the execution and delivery of the Transaction Documents by Parent or the performance by Parent of its obligations thereunder.

Section 6.5.  Proceedings and Orders.  There are no Proceedings pending or, to Parent’s knowledge, threatened against Parent or Merger Sub that challenge Parent or Merger Sub’s ability to consummate the transactions contemplated hereby.

Section 6.6.  Capitalization of Merger Sub.  The authorized stock of Merger Sub consists of 250 shares of capital stock, all of which are validly issued and outstanding.  All of the issued and outstanding stock of Merger Sub is, and at the Effective Date will be, owned by Parent (or one of its Affiliates), and there are (i) no other shares of stock of Merger Sub and (ii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue or deliver, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of Merger Sub.  Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Date will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 6.7.  Capitalization of Parent; Parent Common Stock.  The authorized stock of Parent consists of 10,000,000 shares of Parent Common Stock, of which 6,231,354 shares were issued and outstanding as of the date of Parent’s most recent Quarterly Report on Form 10-Q.  The shares of Parent Common Stock issuable to the Equityholders hereunder in connection with the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement (including, without limitation, any of the Aggregate Holdback Shares required to be issued by Parent pursuant hereto) will have been validly issued and will be fully paid and non-assessable and the issuance thereof will not be subject to any pre-emptive rights, calls, options, puts or other rights (other than the provisions of the Voting Agreement and the Stockholder Rights Agreement).

Section 6.8.  Public Filings; Financial Statements.  (i) Since January 1, 2010, Parent has filed all reports required to be filed under Sections 13 or 15(d) of the Exchange Act; (ii) all of the SEC Reports, as filed with the SEC, (A) comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as appropriate, and the rules and regulations promulgated thereunder and (B) do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the consolidated financial statements (including, in each case, any related notes) contained in the SEC Reports comply in all material respects with the applicable rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC) and fairly present the consolidated financial position of Parent and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end recurring adjustments).

Section 6.9.  Compliance with Law.  Except as disclosed in the SEC Reports, Parent and its subsidiaries are in material compliance with all applicable Laws, regulations, Orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over Parent and its subsidiaries and their assets, properties and operations.  Parent and its subsidiaries possess all material Permits necessary for the lawful operation of its operations as presently conducted and is in material compliance with all such Permits and all applicable Laws and Orders issued by any court or Regulatory Authority.  Parent has not received written notice of any material violation of any such Law, regulation, Order or other legal requirement, and neither Parent nor any subsidiary thereof  is in material default with respect to any Order, writ, judgment, award, injunction or decree of any federal, state or local court or Regulatory Authority or arbitrator, domestic or foreign that has not been resolved as of the date hereof.

Section 6.10.  Litigation.  Except as disclosed in the SEC Reports or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of Parent, threatened, before any federal, state or local court or Regulatory Authority, domestic or foreign, or before any arbitrator of any nature, brought by or against Parent, any of its subsidiaries, or any of their respective officers, members, employees, agents or Affiliates nor is any basis known to Parent for any such action, suit, proceeding or investigation.

Section 6.11.  Resources to Complete Transactions.  Parent shall have at the Effective Time sufficient cash, available lines of credit or other resources of immediately available funds to pay the cash portion of the Gross Merger Consideration.

Section 6.12.  Tax Matters.

(a)           Prior to the Merger, Parent will be in control of Merger Sub within the meaning of Section 368(c)(1) of the Code.

(b)           Parent has no plan or intention to reacquire any Parent Common Stock issued in connection with the Merger.

(c)           Except as explicitly contemplated by this Agreement, Parent has no plan or intention to liquidate Merger Sub, to merge Merger Sub with and into another corporation, to sell or otherwise dispose of the capital stock of Merger Sub, or to cause Merger Sub to sell or otherwise dispose of any of the assets of the Company directly or indirectly acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and Treasury Regulations promulgated thereunder.

(d)           Following the Merger, Merger Sub will continue the historic business  of the Company or use a significant portion of the Company’s historic assets in a business.

(e)           No capital stock of Merger Sub will be issued in the Merger.

(f)            Parent has not taken any action or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.13.  No Finder.  Except as set forth on Schedule 6.12, none of Parent, any of its subsidiaries or any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Transaction Documents.

Section 6.14.  Indemnification Claims.  As of the date of this Agreement, Parent does not have actual knowledge of any material breaches of the representations and warranties made by the Equityholders or the Company in Article V for which Parent has a current intent to make a claim for indemnification under Section 11.2(a) after the Closing (provided however, that Parent makes no representation or warranty in respect of any Tax matter or position taken or contested by the Company that, if resolved unfavorably to the Company or incorrect would constitute such a breach).  For purposes of this Section 6.14, “actual knowledge” of Parent shall mean the actual knowledge of Heath Golden or Tim Walsh;

Section 6.15.  No Other Representations or Warranties.  Except for the representations and warranties of Parent and/or Merger Sub expressly set forth in this Agreement, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or otherwise, in each case with respect to the business, assets, liabilities or financial condition of Parent, Merger Sub or otherwise.

ARTICLE 7.

COVENANTS OF THE COMPANY; COVENANTS OF THE EQUITYHOLDERS

Section 7.1.   Conduct of Business.

(a)           From and after the execution of this Agreement until the Closing Date (or earlier termination in accordance with Article 12), neither the Company nor any Affiliate of the Company shall:

(i)           make any material change in the conduct of the businesses of the Company or enter into any transaction other than in the ordinary course of business consistent with past practices;

(ii)          make any change in the Organizational Documents, except as and to the extent required to effectuate the Merger as provided herein;

(iii)         issue any additional Partes Social or shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for capital stock or alter in any way its outstanding securities or make any change in outstanding shares of capital stock or other ownership interests or the capitalization of the Company, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise, except as and to the extent required to effectuate the Merger as provided herein;

(iv)         make any sale, assignment, transfer, abandonment, exclusive license or other disposition or conveyance of the assets, properties or rights of the Company or any part thereof, except transactions pursuant to existing contracts, the sale of inventory in the ordinary course of business and dispositions of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practice;

(v)          subject any of the assets, properties or rights of the Company, or any part thereof, to cause any Lien or suffer such to exist other than such Liens as may arise in the ordinary course of business consistent with past practice by operation of law or pursuant to the Factoring Agreement;

(vi)         redeem, retire or otherwise acquire, directly or indirectly, any of the Company Partes Sociales, except as and to the extent required to effectuate the Merger as provided herein, or declare, set aside or pay any dividends or other distribution in respect of such Company Partes Sociales;

(vii)        acquire any assets, raw materials, businesses or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practice;

(viii)       disclose any of its material trade secrets;

(ix)          make or commit to make any capital expenditure in excess of $25,000 outside the ordinary course of business;

(x)           pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

(xi)          fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained as of the date hereof;

(xii)         make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practice;

(xiii)        make, change or revoke any election or method of accounting with respect to Taxes affecting or relating to the Company;

(xiv)        enter into any closing or other agreement or settlement with respect to Taxes affecting or relating to the Company;

(xv)         enter into any transaction or series of transactions, or take any position on any Tax Return, that would have the effect of increasing the Company’s or any Company Subsidiary’s Tax liability for any Tax period or portion thereof ending after the Closing Date;

(xvi)        settle, release or forgive any claim or litigation or waive any material right thereto;

(xvii)       make, enter into, modify, amend in any material respect or terminate any contract, bid or expenditure, where such contract, bid or expenditure is for (A) a contract entailing payments in excess of $25,000 or (B) a contract having a term in excess of three months, other than purchase orders in the ordinary course of business;

(xviii)      incur any indebtedness other than in the ordinary course consistent with past practice or enter into any guarantees or indebtedness that is repaid in full at the Closing; provided, however, that under no circumstances shall the Company or any of its Affiliates incur any indebtedness, in the aggregate, in excess of $15,000 other than indebtedness under the Factoring Agreement;

(xix)         increase the compensation or benefits payable, or to become payable, to the directors, officers, consultants or employees of the Company, or any of the Company’s Affiliates;

(xx)          establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance, stock incentive or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee, except to the extent required by applicable Law;

(xxi)         increase the benefits payable under any Company Benefit Plan, grant any awards under any Company Benefit Plan or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan;

(xxii)        make any material determinations not in the ordinary course of business consistent with past practice under any Company Benefit Plan;

(xxiii)       make any loan or cash advance to, or engage in any transaction with, any current or former director, officer or employee or consultant, other than in the ordinary course of the Company’s business pursuant to Company Benefit Plans identified on Schedule 5.24;

(xxiv)       hire any officers, consultants or employees or terminate the employment of any key employees, other than the hiring or termination of floor personnel in the ordinary course of business;

(xxv)        take any other action that would cause any of the representations and warranties made pursuant to Article 5 not to remain true and correct in all material respects;

(xxvi)       (A) initiate any case, proceeding or other action under applicable Law relating to bankruptcy, insolvency, dissolution, reorganization, conservatorship or similar relief of debtors, (B) seek the appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (C) make a general assignment for the benefit of its creditors; or (D) knowingly facilitating, consenting to, or approving any of the acts set forth in clause (A), (B) or (C) above; or

(xxvii)      commit to do any of the foregoing.

(b)           From and after the date hereof and until the Closing Date, the Company and any Affiliate of the Company shall:

(i)           continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

(ii)          file, when due or required, all Tax Returns and other reports required to be filed and pay when due all Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii)         continue to conduct its business in the ordinary course consistent with past practice;

(iv)         maintain the Books and Records in the ordinary course and in accordance with existing practice;

(v)          use its commercially reasonable efforts to preserve intact its operations, organization and reputation, keep available the services of its present officers and key employees and preserve the goodwill and business relationships of its suppliers and customers;

(vi)         maintain the Company’s rights in and to the Intellectual Property and other intangible assets of the Company; and

(vii)        agree to take any action or authorize the taking of such action to do any of the foregoing.

Section 7.2.  Other Transactions.  From the date of this Agreement until the Closing Date or termination of this Agreement, the Company and its Affiliates and the Equityholders will not, and will direct and cause their officers, directors, employees, representatives, financial advisors, consultants accountants, agents and counsel not to, directly or indirectly, (a) take any action to solicit or encourage the submission of any Acquisition Proposal or (b) encourage or participate in any discussions or negotiations regarding an Acquisition Proposal, or furnish any information to, and enter into any agreement with, any other Person regarding the Company (other than Parent and its representatives) in connection with an Acquisition Proposal or otherwise cooperate in any way or assist, facilitate or encourage any Acquisition Proposal by any Person other than Parent.  The Company and the Equityholders shall promptly (but in any event within two Business Days) communicate to Parent any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

Section 7.3.  Further Assurances.  Upon the reasonable request of Parent at any time after the Closing Date, the Company shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Parent, its counsel or its representatives may reasonably request to effectuate the purposes of the Transaction Documents.

Section 7.4.  Access and Information.  From the date hereof to the Closing Date and during normal business hours, the Company shall afford to Parent, its lenders (and such lenders’ counsel), counsel, accountants, and other representatives, reasonable access to the offices, properties, Books and Records, officers, employees, contracts, and commitments of the Company, and shall furnish such Persons with information (including financial and operating data) concerning the Company as they reasonably may request.  Requests for such information shall be coordinated with the Company’s designated representatives, and Company shall use its reasonable best efforts to assist Parent and its lenders, counsel, accountants, and other representatives in their examination.

Section 7.5.  Factoring Agreement.  The Company shall request the Unaffiliated Debtholder for an extension of the factoring facility currently made available by the Unaffiliated Debtholder to the Company pursuant to the Factoring Agreement through the Closing Date and, in the absence of such extension or termination of such factoring facility prior to the Closing Date, the Equityholders shall provide, or cause to be provided, such capital to the Company through the Closing Date sufficient to operate the business.

ARTICLE 8.

COVENANTS OF PARENT AND MERGER SUB

Section 8.1.  Further Assurances.  Upon the reasonable request of the Equityholders’ Representative at any time after the Closing Date, Parent and Merger Sub shall forthwith execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the Equityholders, their representatives or their counsel may reasonably request to effectuate the purposes of the Transaction Documents.

Section 8.2.  Maintenance of Books and Records.  For a period of at least seven (7) years after the Closing Date: (i) Parent shall cause the Surviving Corporation to maintain its books and records in existence as of the Closing Date; and (ii) upon reasonable advance written notice, Parent shall cause the Surviving Corporation to provide any Equityholder, the Equityholders’ Representative and their respective representatives, employees, counsel and accountants with reasonable access, during normal business hours, to such books and records relating to periods prior to the Closing Date and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by any such Persons as is reasonably necessary for financial reporting, accounting and Tax matters, the preparation and filing of any returns, reports or forms or the defense or prosecution of any claim, suit, demand or assessment; provided that Parent shall not be required to cause the Surviving Corporation to furnish such books and records pursuant to this Section 8.2 to the extent that such books and records contain attorney-client work product or the disclosure of such documents or materials would violate any attorney-client privilege, confidentiality agreement or Law.  The Parties agree to cooperation so that such access does not unreasonably disrupt the normal operations of the Surviving Corporation.

Section 8.3.  Company Employees.  Parent shall cause Surviving Corporation to retain, as of Closing, all employees of the Company as of the Closing pursuant to existing terms and conditions of employment to which such employees are currently subject, provided that nothing herein, including this Section 8.3, shall in any way restrict the ability of Parent or the Surviving Corporation to deal in any way with such employees (including terminating their employment and/or changing the terms and conditions of their employment) at any time after Closing.

Section 8.4.  Insurance.  Parent shall cause Surviving Corporation to use its commercially reasonable efforts to maintain or otherwise obtain insurance or coverage of substantially the same type and kind reflected on Schedule 5.20 for a period of at least two (2) years after the Closing or comparable insurance that is reasonably satisfactory to the Equityholders’ Representative (such approval not to be unreasonably withheld).

ARTICLE 9.

ADDITIONAL COVENANTS OF THE PARTIES

Section 9.1.  Assistance in Consummation of the Merger.  Each of the Parties shall provide all reasonable assistance to, and shall cooperate with one another to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement.  Parent shall cause Merger Sub to perform all of its obligations in connection with this Agreement.

Section 9.2.  Public Statements.  The initial press release relating to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) shall be a joint press release of the Company and Parent.  Thereafter the Company and Parent each shall consult with the other prior to issuing, and provide each other a reasonable opportunity to review, comment upon and concur with, and use its reasonable best efforts to agree on, any press releases or otherwise making public announcements with respect to this Agreement or the transactions contemplated hereby (including, without limitation, the Merger) and will not issue such press release or public announcement prior to such consultation and (to the extent practicable) agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or securities market on which securities of Parent are listed or traded.

Section 9.3.  Reorganization.  The Parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for U.S. federal, state and local income tax purposes.  None of the Parties will knowingly take any action or fail to take any action, which action or failure to act would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder.

Section 9.4.  Equityholders’ Representative.

(a)           The Parties have agreed that it is desirable to designate the Equityholders’ Representative to act on behalf of the Equityholders for certain limited purposes, as specified herein.  The execution and delivery of this Agreement by the Equityholders shall, to the maximum extent permitted under applicable Law, constitute irrevocable ratification and approval of such designation by the Equityholders and authorization of the Equityholders’ Representative to serve in such capacity (including to settle any and all disputes with Parent under this Agreement and the Escrow Agreement), and shall also constitute a reaffirmation, approval, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments and agreements made by the Equityholders’ Representative on behalf of the Equityholders in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement).  The designation of the Equityholders’ Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act on behalf of any of the Equityholders.  A new Equityholders’ Representative may be appointed at any time by the vote of  Persons which collectively own all of the Equity Interests as of immediately prior the Closing, such appointment to become effective upon the written acceptance thereof by the new Equityholders’ Representative.  Written notice of any resignation or appointment of the Equityholders’ Representative shall be delivered by the Equityholders’ Representative to Parent promptly after such action is taken.

(b)           The Equityholders’ Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement), including all (and the exclusive) power and authority to settle any and all disputes with Parent under this Agreement and the Escrow Agreement and to amend this Agreement and the other agreements contemplated hereby in any and all respects on behalf of all of the Equityholders, in each case, as the Equityholders’ Representative determines in its sole discretion, which settlements and amendments shall bind all of the Equityholders hereto as if such Equityholders made such settlement or executed such amendment.  Parent, the Surviving Corporation and the Escrow Agent shall be entitled to rely on the actions taken by the Equityholders’ Representative without independent inquiry into the capacity of the Equityholders’ Representative to so act.  All actions, notices, communications and determinations by the Equityholders’ Representative to carry out such functions shall conclusively be deemed to have been authorized by, and shall be binding upon, the Equityholders.

Section 9.5.  Third Party Consents; Governmental Approvals.

(a)           Prior to the Closing, the Parties shall use their respective commercially reasonable efforts to obtain all consents from parties to Contracts that are required by the terms thereof to be obtained in connection with the transactions contemplated hereby and by the Transaction Documents.

(b)           Prior to the Closing, each Party shall use its commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions governed by this Agreement as promptly as practicable, (ii) obtain from any Regulatory Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required (A) to be obtained or made by such Party and (B) to avoid any legal Proceeding in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions governed herein, and (iii) make all necessary filings, give all required notices, and thereafter make any other required submissions with respect to this Agreement, as required under (A) any applicable securities Laws by such Party and (B) any other applicable Law by such Party (any such action in connection with (i), (ii) or (iii) above, the “Governmental Approvals”), and to comply with the terms and conditions of all such Governmental Approvals.

Section 9.6.  Commercially Reasonable Efforts.  The Parties will use their commercially reasonable efforts to obtain the satisfaction of the conditions to Closing specified in Article 10.

Section 9.7.  Legend.  Parent Common Stock delivered by Parent to the Equityholders’ Representative and/or the Equityholders hereunder shall bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be sold or transferred in the absence of such registration or an exemption therefrom under the Securities Act of 1933, as amended, and applicable state securities laws.

These securities are subject to the provisions of a Stockholder Rights Agreement and a Voting Agreement, to each of which the issuer and certain of its shareholders are party, and a copy of which may be inspected at the principal office of the issuer or obtained from the issuer without charge.”

Section 9.8.  Tax Treatment.  Unless otherwise agreed by Parent and the Company prior to Closing, as of the Closing Date, Parent will treat the Merger as a reorganization under Section 368(a)(1) of the Code for U.S. federal income tax purposes.  If, as a result of events occurring subsequent to the Closing Date, Parent is required by applicable law to treat the Merger as a taxable transaction for U.S. federal income tax purposes, Parent shall first provide notice to the Equityholders’ Representative of its intention to change its reporting position and reasonable detail as to the reasons for such change.

Section 9.9.  Company Financial Information.   Prior to the Closing, the Company shall use its commercially reasonable efforts to provide, or cause to be provided, to Parent such financial information relating to the operations of the Company since January 1, 2011, or otherwise, as may be necessary for the Parent’s SEC Report on Form 8-K that will be filed by the Parent after the Closing, all as reasonably requested by Parent.

ARTICLE 10.

CONDITIONS PRECEDENT

Section 10.1.  Conditions to Obligations of the Company and the Equityholders.  The obligation of the Company and the Equityholders to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties.  The representations and warranties made by Parent and Merger Sub in Article 6 (other than Parent Fundamental Representations therein) shall be true and correct in all material respects on the date hereof and in all material respects as of the Closing Date (other than representations and warranties subject to Company Material Adverse Effect, materiality and similar qualifications, which shall be true and correct in all respects) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; provided, however, that such representations and warranties made as of a specific date need only be true and correct as of such specified date.  Parent Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date.  On the Closing Date, the Company shall have received a certificate dated as of the Closing Date executed by an authorized officer of Parent to such effect.

(b)           Compliance by Parent and Merger Sub.  Each of Parent and Merger Sub shall have duly performed in all material respects all of the covenants and agreements contained in this Agreement to be performed by Parent or Merger Sub on or prior to the Closing Date and the Company shall have received a certificate dated the Closing Date, executed by an authorized officer of Parent, to such effect.

(c)           Parent Secretary’s Certificate.  On the Closing Date, Parent shall have delivered to the Company and the Equityholders’ Representative a certificate of the corporate secretary of Parent with respect to: (i) the incumbent officers of Parent; (ii) the resolutions of the board of directors of Parent approving the Merger and other transactions contemplated hereby; and (iii) the current organizational documents of Parent (including its certificate of incorporation and by-laws).

(d)           No Injunction.  There shall not be any order of any court of Regulatory Authority restraining, enjoining or invalidating the transactions contemplated hereby.

(e)           Transaction Documents.  The Company and the Equityholders, as applicable, shall have received counterparts to the Transaction Documents to which Parent and/or Merger Sub, as applicable, is a party, duly executed by Parent and/or Merger Sub, as applicable.

(f)           Board Seats.  A director shall have resigned from, and two designees of the Equityholders shall have been appointed to, the Board of Directors of Parent, effective as of the Closing Date.  The two initial designees of the Equityholders shall be as identified on Schedule 10.1(f).

(g)           Stockholder Rights Plan.  The Stockholder Rights Plan of Parent shall be amended to permit the acquisition of Parent Common Stock by the Equityholders in connection with the Merger.

(h)           No Parent Material Adverse Effect.  Since the date hereof, no fact, event or circumstance shall have occurred which has had or would reasonably be expected to have a Parent Material Adverse Effect.

(i)            IP Transfers.  The software, computers and other hardware set forth on Exhibit 5.14-1 to Schedule 5.14 shall have been duly transferred by BTF to the Company.

Section 10.2.  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions):

(a)           Representations and Warranties.  The representations and warranties made by the Company and/or the Equityholders, as the case may be, in Article 5 (other than the Company Fundamental Representations therein) shall be true and correct in all material respects on the date hereof and as of the Closing Date (other than representations and warranties subject to Company Material Adverse Effect, materiality and similar qualifications, which shall be true and correct in all respects) with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; provided, however, that such representations and warranties made as of a specific date need only be true and correct as of such specified date.  The Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date.  On the Closing Date, Parent shall have received certificates dated as of the Closing Date executed by an authorized officer of the Company and all of the Equityholders to such effect.

(b)           Compliance by the Company and the Equityholders.  The Company and the Equityholders shall have duly performed in all material respects all of the covenants and agreements contained in this Agreement to be performed by such Parties on or prior to the Closing Date and Parent shall have received certificates dated the Closing Date, executed by an authorized officer of the Company, and all of the Equityholders to such effect.

(c)           Company Secretary’s Certificate.  On the Closing Date, the Company shall have delivered to Parent a secretary’s (or similar) certificate attesting to: (i) the incumbent officers of the Company; (ii) the resolutions of the General Assembly of Partners of the Company approving the Merger and other transactions contemplated hereby and (iii) the Company Organizational Documents.

(d)           No Injunction.  There shall not be any order of any court or Regulatory Authority restraining, enjoining or invalidating the transactions contemplated hereby.

(e)           Transaction Documents.  Parent shall have received counterparts to the Transaction Documents to which the Company is a party, duly executed by the Company, counterparts to the Transaction Documents to which the Equityholders are a party, duly executed by each such Equityholder, and counterparts to the Stockholder Rights Agreement and Voting Agreement, duly executed by any Affiliated Debtholder that received Parent Common Stock pursuant to Section 3.3(h).

(f)           Non-Competition Agreements.  Parent shall have received duly executed counterparts to the Non-Competition Agreements.

(g)           Consents.  The consents, waivers, authorizations and approvals of any Person required in connection with the execution, delivery and performance of this Agreement and set forth on Schedule 10.2(g) shall have been duly obtained and shall be in full force and effect on the Closing Date.

(h)           Insurance.  The Company shall cause Parent and Merger Sub to be named as additional insureds under each Company Insurance Policy.

(i)           Employment Agreements.  Each of the individuals set forth on Schedule 10.2(i) shall have entered into a valid and enforceable employment agreement with the Surviving Corporation.

(j)           Payoff Letters/Lien Release; Company Expenses.  The Company shall have delivered to Parent, no later than two (2) Business Days prior to the Closing Date, (i) a schedule setting forth the Indebtedness as of the Adjustment Time and wire instructions for the payment thereof to all Debtholders, and the Company shall have received and provided Parent with a copy of the pay-off letters from the Debtholders in a form reasonably acceptable to Parent, pursuant to which, among other things, such Debtholders acknowledge the release of their Liens and the satisfaction of the obligations of the Company under such loan documents applicable to such Indebtedness, including under any guarantees relating thereto, upon receipt of the applicable payoff amount; provided, however, that any such pay-off letters from Affiliated Debtholders to whom the Company’s Indebtedness has been settled by payment of Parent Common Stock as contemplated by Section 3.3(h) shall include investment representations from such Affiliated Debtholders substantially in the form set forth above in Section 5.23 and (ii) a schedule setting forth the Company Expenses as of the open of business on the Closing Date, invoices in support of such Company Expenses and wire instructions for the payment thereof to each recipient set forth on such schedule, all in a form reasonably acceptable to Parent.

(k)          Releases.  Parent shall have received a duly executed counterpart from each Equityholder of a release substantially in the form attached hereto as Exhibit F (collectively, the “Releases”).

(l)           Company Expenses.  The Company Expenses shall have been paid off in full on or prior to the Closing Date, as contemplated by the provisions of Section 3.3(g).

(m)         Closing Consideration.  The amount that is the sum of the Closing Expenses plus the Closing Net Indebtedness shall be less than the amount that is the sum of the Closing Payment Cash Consideration plus the Closing Payment Stock Consideration.

(n)          No Company Material Adverse Effect.  Since the date hereof, no fact, event or circumstance shall have occurred which has had or would reasonably be expected to have a Company Material Adverse Effect.

ARTICLE 11.

INDEMNIFICATION

Section 11.1.  Survival.  Each representation and warranty of the Equityholders and the Company set forth in this Agreement or any certificate required to be delivered pursuant to Section 10.2 shall survive the consummation of the transactions contemplated herein for a period ending on the close of business on the 18-month anniversary of the Closing Date; provided that (A) the Company Fundamental Representations shall survive indefinitely and (B) the representations and warranties made by the Company in Section 5.9, Section 5.23 and Section 5.24 hereof, shall survive until 60 days after the expiration of the applicable statute of limitations.  Each representation and warranty of Parent or Merger Sub set forth in this Agreement or any certificate required to be delivered pursuant to Section 10.1 shall survive the consummation of the transactions contemplated herein for a period ending on the close of business on the 18-month anniversary of the Closing Date; provided that the Parent Fundamental Representations shall survive indefinitely.  Each covenant and agreement contained in this Agreement and the Transaction Documents shall terminate and expire in accordance with its terms.  The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” If at any time prior to the expiration of the Applicable Survival Period, Parent delivers to the Equityholders’ Representative a notice stating the existence of any inaccuracy in any of the representations and warranties made by the Equityholders or the Company, a breach of a covenant by the Equityholders or the Company or the making of any other claim for indemnification hereunder, then the claim asserted shall survive the Applicable Survival Period until fully and finally resolved.

Section 11.2.  Indemnification by the Equityholders.  From and after the Effective Time,  the Equityholders shall, jointly and severally, indemnify and fully defend, save and hold Parent, any subsidiary of Parent, any Affiliate of Parent and any of their respective directors, officers, employees, representatives and agents (the “Indemnitees”), harmless if any Indemnitee shall at any time or from time to time suffer any Loss arising out of or resulting from, or shall pay or become obliged to pay any sum on account of, any suit, action, investigation, claim or proceeding (each, a “Proceeding”), which Proceeding arises out of or results from:

(a)           any untruth, inaccuracy or breach of any representation or warranty of the Company or the Equityholders contained in this Agreement or any certificate required to be delivered pursuant to Section 10.2; provided, however, that for purposes of determining whether there has been a breach of a representation or warranty and for purposes of calculating Losses hereunder in the event of such a breach any materiality, Company Material Adverse Effect and similar qualifications shall be disregarded;

(b)           any failure of the Company or any Equityholder to duly perform or observe any term, provision, covenant or agreement contained in this Agreement, other than as set forth in Section 11.2(a);

(c)           any and all Honduran withholding (and similar) Taxes for all Tax periods (or portions thereof) ending on or prior to the Closing Date; or

(d)           any claim by an Equityholder against the Equityholders’ Representative, any other Equityholder or the Company or Surviving Corporation, with respect to the delivery, effectiveness or enforcement (in whole or in part) of this Agreement or the Equityholders Distribution of Proceeds Agreement.

The Parties hereto acknowledge that the Indemnitees may incur Loss that would be indemnifiable hereunder that does not adversely affect 2011 Adjusted EBITDA.

Section 11.3.  Procedures for Indemnification.

(a)           An Indemnification Claim shall be made by an Indemnitee by delivery of a written declaration to the Equityholders’ Representative requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses (to the extent known) and, in the case of any Third-Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third-Party Claim.  An Indemnitee shall be required to provide the Equityholders’ Representative with prompt written notice of an Indemnification Claim, including a Third-Party Claim; provided that the failure to timely provide such notice shall not affect an Indemnitee’s right to indemnification hereunder to the extent the Indemnitor was not materially prejudiced thereby.

(b)           If the Indemnification Claim involves a Third-Party Claim, the procedures set forth in Section 11.4 hereof shall be observed by the Indemnitee and the Equityholders’ Representative and the Equityholders.  If the Indemnification Claim involves a matter other than a Third-Party Claim, the Equityholders’ Representative shall have thirty (30) days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection.  No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnitee until the expiration of the thirty (30)-day response period.  Failure to timely so object or respond seeking to cure the matter giving rise to an Indemnification Claim shall constitute a final and binding acceptance of the Indemnification Claim by the Equityholders and the Indemnification Claim shall be paid in accordance with Section 11.6.  If an objection is timely interposed by the Equityholders’ Representative, then the Indemnitee and the Equityholders’ Representative shall negotiate in good faith for a period of thirty (30) days from the date (such period is hereinafter referred to as the “Negotiation Period”) the Indemnitee receives such objection.  After the Negotiation Period, if the Equityholders’ Representative and the Indemnitee still cannot agree on the resolution of an Indemnification Claim, either the Equityholders’ Representative or the Indemnitee may submit the dispute concerning such Indemnification Claim for resolution as provided in Section 13.2 below; provided, however, nothing herein shall prevent the parties from seeking equitable or injunctive relief in a court of equity with respect to such dispute.

Section 11.4.  Defense of Third-Party Claims.

(a)           In the event of a Third-Party Claim, the Equityholders’ Representative shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in such Third-Party Claims) from receipt of the Indemnification Claim (the “Notice Period”) to notify the Indemnitee whether or not the Equityholders will, at their sole cost and expense, defend the Indemnitee against such claim.  Notwithstanding any provision contained herein to the contrary, the Equityholders’ Representative, on behalf of the Equityholders, shall not have the right to assume control of such defense and shall pay the reasonable fees and expenses of counsel retained by the Indemnitee, if (i) the claim over which the Equityholders seek to assume control (x) seeks non-monetary relief and (y) involves criminal or quasi-criminal allegations, or (ii) unless the Equityholders’ Representative, on behalf of the Equityholders, has agreed in writing with the Indemnitee to pay any and all amounts payable in respect of such Third-Party Claim.  If the Equityholders’ Representative fails to appoint a lead counsel with 60 days following the receipt of notice of an Indemnification Claim or fails to defend such Proceeding with reasonable vigor, then after receipt of 10 days’ written notice of such fact by the Indemnitee, then the Indemnitee shall be entitled to employ one legal counsel to assume and control the defense, prosecution, negotiation and settlement of such Third-Party Claim at the expense of the Equityholders if it is determined that the Equityholders are responsible for a material portion of the Indemnification Claim hereunder (provided that the Equityholders shall have the right to appoint counsel to participate in such proceeding at their sole expense).

(b)           Subject to Section 11.4(a), in the event that the Equityholders’ Representative notifies the Indemnitee within the Notice Period that the Equityholders acknowledge their indemnification obligations in respect of such claim under this Article 11 and will defend the Indemnitee against such claim then, except as hereinafter provided, the Equityholders shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Equityholders’ Representative to a final conclusion in such a manner as to minimize the risk of the Indemnitee becoming subject to liability for any other significant matter.  If the Indemnitee desires to employ its own counsel and/or participate in any such defense or settlement, it may do so at its expense.

(c)           Except where the Equityholders’ Representative disputes the liability and/or the amount thereof of the Equityholders in a timely manner under this Section 11.4, the Equityholders shall be conclusively liable for the amount of any Loss resulting from such claim or defense.

(d)           The Indemnitee and the Equityholders’ Representative shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim in respect of which indemnification is sought hereunder.

(e)           No settlement of a Third-Party Claim shall be made without the prior written consent by or on behalf of the Indemnitee, if such settlement involves or would result in any action by Indemnitee other than the payment of money which is paid in full by the Equityholders. Any settlement of a Third-Party Claim shall include an unconditional term releasing the Indemnitee from all liability in respect of such asserted liability.

Section 11.5.  Limitations.

(a)           Deductible.  The Equityholders shall not be obligated to provide indemnification for claims under Section 11.2(a) until the aggregate dollar amount of any Losses subject to indemnification by the Equityholders exceeds an aggregate amount equal to $275,000 (the “Deductible”).  In the event that the aggregate amount of such Losses exceeds the Deductible, then the Equityholders shall indemnify (subject to the other limitations set forth in this Article 11) the Indemnitees only for such Losses in excess of the Deductible.  Notwithstanding the above, in no event shall the Deductible apply to Losses of any Indemnified Party (i) in connection with or arising out of or resulting from breaches of any Company Fundamental Representations or (ii) in respect of any indemnification obligation pursuant to Section 11.2(b), Section 11.2(c), Section 11.2(d) or fraud.

(b)           Cap.  The maximum aggregate obligation for the Equityholders from and against all Losses under Section 11.2(a) at any given time shall not exceed 37.5% of the Gross Merger Consideration (the “Indemnification Cap”); provided that the Indemnification Cap shall not apply to Losses of any Indemnitee (i) in connection with or arising out of or resulting from breaches of any Company Fundamental Representations or (ii) in respect of any indemnification obligation pursuant to Section 11.2(b), Section 11.2(c), Section 11.2(d) or fraud (the “Indemnification Cap Exceptions”).

Section 11.6.  Manner of Payment.  Any indemnification payment pursuant to this Article 11 shall be effected, at the option of the Equityholders’ Representative (i) from the Aggregate Holdback Shares other than the EBITDA Adjustment Holdback Shares (such shares of Parent Common Stock to be valued at the Reference Price), until the Aggregate Holdback Shares (other than the EBITDA Adjustment Holdback Shares) are reduced to zero (0) and/or (ii) by wire transfer of immediately available funds by the Equityholders to an account designated by Parent and (iii) any combination of clauses (i) and (ii).  Any indemnification payment pursuant to Section 11.2(c) shall be effected first from the Tax Holdback Shares (such shares of Parent Common Stock to be valued at the Reference Price) until the Tax Holdback Shares are reduced to zero (0) and then pursuant to the preceding sentence.

Section 11.7.  Release from Holdback.

(a)           No later than 10 days following the 12-month anniversary of the Closing Date, Parent shall issue to the Equityholders’ Representative (for transfer by the Equityholders’ Representative pursuant to and in accordance with the provisions of the Equityholders Distribution of Proceeds Agreement), the One-Year Tax Holdback Shares less the Claim Reserves for Open Claims under Section 11.2(c) in respect of the Tax Holdback Shares (valued at the Reference Price), as of such date, if any and only to the extent that such Claim Reserves exceed the remaining Tax Holdback Shares after giving effect to the issuance of Tax Holdback Shares under this Section 11.7(a).

(b)           No later than 10 days following the 18-month anniversary of the Closing Date, Parent shall issue to the Equityholders’ Representative (for transfer by the Equityholders’ Representative pursuant to and in accordance with the provisions of the Equityholders Distribution of Proceeds Agreement), a number of (i) Aggregate Holdback Shares (other than Tax Holdback Shares) equal to the Unclaimed Holdback thereof, if any, as of such date, and (ii) Tax Holdback Shares equal to the Tax Holdback Shares less the Two-Year Tax Holdback Shares less the Claim Reserves for Open Claims under Section 11.2(c) in respect of the Tax Holdback Shares (valued at the Reference Price), as of such date, if any and only to the extent that such Claim Reserves exceed the remaining Tax Holdback Shares after giving effect to the issuance of Tax Holdback Shares under this Section 11.7(b).

(c)           No later than 10 days following the 24-month anniversary of the Closing Date, Parent shall issue to the Equityholders’ Representative (for transfer by the Equityholders’ Representative pursuant to and in accordance with the provisions of the Equityholders Distribution of Proceeds Agreement), the remainder of the Tax Holdback Shares less the Claim Reserves for Open Claims under Section 11.2(c) in respect of the Tax Holdback Shares (valued at the Reference Price), as of such date, if any.

(d)           If the Company receives written confirmation from the applicable Regulatory Authority or other evidence in form and substance reasonably acceptable to Parent that the Company does not owe any Honduran withholding (or similar) Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date or that the maximum liability with respect to such Taxes is less than the Tax Holdback Shares (valued at the Reference Price), Parent shall issue to the Equityholders’ Representative (for transfer by the Equityholders’ Representative pursuant to and in accordance with the provisions of the Equityholders Distribution of Proceeds Agreement) the Tax Holdback Shares or the amount by which the Tax Holdback Shares (valued at the Reference Price) exceed such maximum liability, as appropriate.

(e)           The Aggregate Holdback Shares constituting the Claim Reserve (or any portion thereof) for an Open Claim shall no longer be required to be reserved by Parent (or issued to the Equityholders) (the “Unreleased Amount”) if and to the extent consistent with a copy of a final order or judgment and/or award from a court or other agreed upon arbiter of competent jurisdiction and authority pertaining to such Open Claim (a “Final Determination”).  If the Unreleased Amount constitutes less than all of a Claim Reserve and the 18-month anniversary of the Closing Date has passed, within 10 days following the Final Determination of such Open Claim, Parent shall issue to the Equityholders’ Representative (for transfer by the Equityholders’ Representative pursuant to and in accordance with the provisions of the Equityholders Distribution of Proceeds Agreement) such number of Aggregate Holdback Shares equal to the amount of such Claim Reserve less the Unreleased Amount and such Claim Reserve shall be reduced to zero, provided that (i) only the number of Aggregate Holdback Shares representing an amount equal to any excess over the aggregate amount of all Claim Reserves for all such other Open Claims and (ii) Tax Holdback Shares shall only be released in accordance with Sections 11.7(a) through (d) above, however any Tax Holdback Shares subject to Claim Reserves at the release dates under Sections 11.7(a) through 11.7(c) shall remain subject to the Claim Reserves until resolution thereof.

Section 11.8.  Exclusive Remedy.  Except for fraud and except as set forth elsewhere in any Transaction Document, from and after the Closing the sole and exclusive remedy of the  Indemnitees for any and all claims or Losses relating to or arising out of, or in connection with, this Agreement or the transactions contemplated hereby (whether any such claim may be made in contract, breach of warranty, tort or otherwise) shall be an action for indemnity pursuant to this Article 11, which shall be governed and limited by this Article 11 or as otherwise provided elsewhere herein.

Section 11.9.  Exceptions to Joint and Several Liability.   Notwithstanding anything contained herein to the contrary, in the case of a breach of the representations and warranties under Section 5.23 for which a claim for indemnification is made under Section 11.2(a), an Equityholder shall only be liable to the Parent for its or his breach of such representations and warranties and shall not be liable to the Parent, under Section 11.2(a) or otherwise, for any other Equityholder’s breach of such representations and warranties.

Section 11.10.  Certain Tax Matters.  Parent covenants and agrees that, for two years following the Closing Date, Parent shall consult with the Equityholders’ Representative with respect to any (i) inquiry or other action with any taxing authority with respect to any Taxes of the Company for any period prior to the Closing and for which the Equityholders are responsible under Section 11.2(c) including, without limitation, making application under a voluntary disclosure (or similar) program, provided that nothing contained in this Section 11.10 shall prevent Parent or the Company or the Surviving Corporation from responding to and cooperating with any audit, investigation or proceeding instituted by any such taxing authority with respect to any Taxes of the Company for any period prior to the Closing and for which the Equityholders are responsible under Section 11.2(c) or (ii) any amendment, modification or other change to any Tax Return of the Company for any Tax period prior to the Closing.  Parent shall provide to the Equityholders’ Representative copies of any correspondence, filings, amendments or other documents furnished, received, filed and/or submitted (as appropriate) by Parent or the Company after the Closing with respect to Tax matters described in this Section 11.2 and such additional information regarding such Tax matters as the Equityholders’ Representative may reasonably request from time to time.

ARTICLE 12.

TERMINATION

Section 12.1.  Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)           by written agreement of Parent and the Company;

(b)           by either Parent or the Company, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to August 15, 2011 (the “Outside Date”); provided, that the Outside Date may be extended by mutual written agreement of the Parties; provided, further, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any Party that is then in breach in any material respect of its obligations under this Agreement;

(c)           by Parent, if there has been a breach of any representation, warranty, covenant or agreement made by the Company or the Equityholders in this Agreement that would give rise to the failure of any of the conditions to Closing set forth in Section 10.2, and such breach or condition is not cured or waived by Parent within ten (10) Business Days following notice thereof by Parent;

(d)           by the Company, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement that would give rise to the failure of any of the conditions to Closing set forth in Section 10.1, and such breach or condition is not cured or waived by the Company within ten (10) Business Days following notice thereof by the Company;

(e)           by Parent, if the conditions set forth in Section 10.1 become impossible to satisfy other than by breach of Parent;

(f)            by the Company, if the conditions set forth in Section 10.2 become impossible to satisfy other than by breach of the Company or the Equityholders;

(g)           by Parent or the Company, if any Regulatory Authority shall have issued an Order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, decree or ruling or other action shall have become final and nonappealable; or

(h)           by Parent, if the amount that is the sum of the Closing Expenses plus the Closing Indebtedness is greater than the amount that is the sum of the Closing Payment Cash Consideration plus the Closing Payment Stock Consideration.

Section 12.2.  Effect of Termination.  In the event of the termination of this Agreement in accordance with Section 12.1, this Agreement shall thereafter become void and have no effect, and no Party or such Party’s Affiliates or any of their respective officers, directors or employees shall have any liability or obligation arising out of this Agreement or the transactions contemplated hereby to any other Party hereto or such other Party’s Affiliates or any of their respective officers, directors or employees, except for the obligations of the Parties to this Agreement contained in this Article 12, Article 13 and any related definition provisions of Exhibit A, each of which provisions shall survive termination and remain valid and binding obligations of the Parties, and except that nothing contained in this Agreement will relieve any party from liability for fraud or material breach of this Agreement prior to such termination.

ARTICLE 13.

MISCELLANEOUS

Section 13.1.  Successors and Assigns.  Except as otherwise provided in this Agreement, no Party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of (i) prior to the Closing, Parent, the Company and the Equityholders’ Representative and (ii) from and after the Closing, Parent and the Equityholders’ Representative, and any such attempted assignment without such prior written consent shall be void and of no force and effect.  This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties.  Notwithstanding the foregoing, (x) prior to the Closing, Merger Sub shall have the right to assign its rights and/or delegate its obligations hereunder to any Affiliate that is directly or indirectly wholly owned by Parent and (y) Parent and the Surviving Corporation shall have the right to assign its rights and/or delegate its obligations hereunder (A) to any Affiliates, (B) to any financing sources for collateral purposes or (C) to any subsequent purchaser of all or substantially all of the stock or assets of Parent or the Surviving Corporation.

Section 13.2.  Governing Law; Jurisdiction.

(a)           This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.  Except for the matters to be decided by the Accounting Expert hereunder, the Parties irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the Chancery Court of the State of Delaware.  The Parties hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any Transaction Document, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

(b)           Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

(c)           Service of process with respect that might be served in any action or proceeding may be made upon the Parties  by mailing a copy thereof by registered or certified mail, postage prepaid, to such Party at its address as provided in Section 13.5.

Section 13.3.  Expenses.  Except for the Company Expenses, which shall be paid pursuant to the provisions of Section 3.3(g), all the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, expenses and costs (“Transaction Expenses”).  No additional Transaction Expenses shall be paid by or charged to the Company if such Transaction Expenses would become payable after the Closing.

Section 13.4.  Severability.  In the event that any provision of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

Section 13.5.  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day of transmission if sent via electronic mail transmission to the electronic mail addresses given below, and electronic confirmation of receipt is obtained promptly after completion of transmission, (iv) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the U.S. Postal Service or (v) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid and properly addressed, to the party as follows::

If to the Company, prior to Closing, or the Equityholders:

Buxbaum Group
28632 Roadside Drive, Suite 200
Agoura Hills, CA 91301
Attn:  Mr. Scott Rusczyk
Facsimile:  (818) 878-3911
e-mail: srusczyk@buxbaumgroup.com

Copy to:

Stevens & Lee
620 Freedom Business Center, Suite 200
P.O. Box 62330
King of Prussia, PA 19406
Attn:  Steven M. Tyminski, Esq.
Facsimile:  (610) 371-7986
e-mail:  smt@stevenslee.com

If to the Equityholders’ Representative, following Closing, on behalf of the Equityholders:

BGY II, LLC
c/o Buxbaum Group
28632 Roadside Drive, Suite 200
Agoura Hills, CA 91301
Attn:  Mr. Paul Buxbaum
Facsimile:  (818) 878-3911
e-mail:  pbuxbaum@buxbaumgroup.com

Copies to:

Stevens & Lee
620 Freedom Business Center, Suite 200
P.O. Box 62330
King of Prussia, PA 19406
Attn:  Steven M. Tyminski, Esq.
Facsimile:  (610) 371-7986
e-mail:  smt@stevenslee.com

If to Parent:

Hampshire Group, Limited
114 W. 41st Street
New York, NY 10036
Attn:  Heath L. Golden
Facsimile:  (212) 512-0388
e-mail:  hgolden@hamp.com

Copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn:       Steven J. Gartner, Esq.
Mark A. Cognetti, Esq.
Facsimile:  (212) 728-8111
e-mail:     sgartner@willkie.com
mcognetti@willkie.com

Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

Section 13.6.  Amendments; Waivers.  This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Parent, Merger Sub, the Company and the Equityholders’ Representative, or in the case of a waiver, by the Party waiving compliance.  Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Section 13.7.  Entire Agreement.  This Agreement and the Confidentiality Agreement contain the entire understanding between the Parties with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.  All schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as though completely set forth herein.

Section 13.8.  Parties in Interest.  Nothing in this Agreement is intended to confer any rights or remedies on any Persons other than the Company, the Equityholders, Parent, Merger Sub, and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Company, the Equityholders, Parent or Merger Sub.  No provision of this Agreement shall give any third persons any right of subrogation or action over or against the Company, the Equityholders, Parent or Merger Sub.

Section 13.9.  Section and Paragraph Headings; Incorporation of Recitals.  The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  The WHEREAS clauses preceding this Agreement are incorporated herein by reference including, without limitation, all defined terms set forth therein.

Section 13.10.  Interpretation.

(a)           When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted assigns and successors.

(b)           The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 13.11.  Waiver of Conflicts Regarding Representation.  Recognizing that Stevens & Lee, P.C. has acted as legal counsel to the Company and the Equityholders prior to the Closing and that Stevens & Lee, P.C. may act as legal counsel to the Equityholders after the Closing, Parent shall cause the Company and each subsidiary thereof to waive any conflicts that may arise in connection with Stevens & Lee, P.C. representing the Equityholders after the Closing.

Section 13.12.  Remedies.  The provisions of this Agreement and the rights and remedies of the Parties under this Agreement are cumulative and are without prejudice and in addition to any rights or remedies which a Party may have in Law or in equity.  No single or partial exercise by a Party of any right or remedy under this Agreement, or at Law or in equity, will, unless if the contrary is expressly stated, hinder or prevent the further exercise by it of any such right or remedy.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 13.13.  Counterparts.  This Agreement may be executed by the Parties in one or more counterparts or duplicate originals, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.  Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.  The exchange of a fully executed Agreement (in counterpart or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, or have executed this Agreement in their individual capacities, as applicable, as of the date first above written.

PARENT: HAMPSHIRE GROUP, LIMITED

By:	/s/ Heath L. Golden
Name:	Heath L. Golden
Title:	Chief Executive Officer

MERGER SUB: RG MERGER SUB, S.A.

By:	/s/ Heath L. Golden
Name:	Heath L. Golden
Title:	Chief Executive Officer

COMPANY: RIO GARMENT S. DE R.L.

By:	/s/ Scott Rusczyk
Name:	Scott Rusczyk
Title:	President

EQUITYHOLDERS:

/s/ Paul Buxbaum
Name:	Paul Buxbaum

/s/ David Gren
Name:	David Gren

YIH III, LLC

By:	/s/ Benjamin Yogel
Name:	Benjamin Yogel
Title:	Member of the Managing Member

EQUITYHOLDERS’ REPRESENTATIVE: BGY II, LLC

/s/ Paul Buxbaum
Name:	Paul Buxbaum
Title:	Member

SCHEDULE I:

EQUITYHOLDERS

EXHIBIT A

DEFINITIONS

As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings (such meanings to be applicable equally to both singular and plural forms of the terms defined):

“2011 Adjusted EBITDA” means, for the 12 months ended December 31, 2011, net income (or loss) (excluding any gross profit related to O’Quinn) plus the sum of interest expense net of interest income, federal income Tax expense, if any, depreciation and amortization, of the Company (for periods prior to the Closing) and the Surviving Corporation (for periods after the Closing) on a stand-alone basis and without regard to the fact that the Surviving Corporation is a subsidiary of the Parent (and exclusive of any overhead or similar allocations made by Parent), in each case, determined in accordance with GAAP as consistently applied, subject, however, to the following adjustments (i) 2011 Adjusted EBITDA shall be increased by the aggregate gross margin attributable to revenue recognized for certain products shipped during December 2010 (the amount of which revenue the Parties acknowledge and agree is $3,144,034), provided that the Parties shall use an assumed gross margin percentage of 12.4% for the purpose of determining such gross margin under this clause (i), and (ii) 2011 Adjusted EBITDA shall be increased by $100,000;

“Accounting Expert” means J.H. Cohn, LLP or if J.H. Cohn, LLP is unavailable, an independent accounting firm of national reputation in the United States mutually acceptable to Company and Parent;

“Acquisition Proposal” means any proposal or offer from any Person other than Parent or Merger Sub relating to any acquisition of all or any of the shares of capital stock of the Company, or all or any substantial part of the assets of the Company, the sale or issuance of any equity interest in any Person formed by any Equityholder or any Affiliate of the Company to which any of the assets of the Company or the stock of the Company may be contributed, or any merger or consolidation of the Company or of any Person formed by any Equityholder or any Affiliate of the Company to which any stock or assets of the Company may be contributed or any other transaction inconsistent with the transactions contemplated hereby;

“Adjusted EBITDA Statement” shall have the meaning set forth in Section 3.5(a);

“Adjustment Time” means the open of business on the Closing Date;

“Aeropostale” means Aeropostale, Inc.

“Aeropostale Note Facility” means the credit facility made available by Aeropostale to the Company and BTF pursuant to that certain Secured Promissory Note dated June 9, 2011 in the principal amount of One Million Dollars ($1,000,000) executed and delivered by the Company and BTF in favor of Aeropostale, the proceeds of which are used by the Company to facilitate yarn product purchases that are incorporated into products produced by the Company for Aeropostale;

-i-

“Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls such Person, and (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, provided, that, for the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise;

“Affiliated Debtholders” means the Persons to whom or which Indebtedness is owed by the Company as of the Closing consisting of the following: (i) the Buxbaum Affiliates; (ii) David Gren; and (iii) YIH;

“Aged Trade Payables” shall have the meaning set forth in Section 3.4(e);

“Aged Trade Payables Contribution Amount” means the $2,000,000 contribution required to be made by Parent pursuant to Section 3.4(e) on account of the Aged Trade Payables;

“Aggregate Escrow Amount” means $3,500,000;

“Aggregate Holdback Amount” means $6,500,000;

“Aggregate Holdback Shares” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing the Aggregate Holdback Amount by the Reference Price;

“Aggregate Value” means the product of (i) 2011 Adjusted EBITDA and (ii) three (3);

“Aggregate Value Deficiency Amount” shall have the meaning set forth in Section 3.5(c)(ii);

“Aggregate Value Excess Amount” shall have the meaning set forth in Section 3.5(c)(i);

“Applicable Cash Amount” means the Base Amount plus the Designated Cash Increase, if any;

“Applicable Cash Percentage” means the quotient obtained by dividing the Applicable Cash Amount by the Estimated Gross Merger Consideration;

“Applicable Stock Amount” means the Base Amount minus the Designated Cash Increase, if any;

“Applicable Stock Percentage” means the quotient obtained by dividing the Applicable Stock Amount by the Estimated Gross Merger Consideration;

“Applicable Survival Period” shall have the meaning set forth in Section 11.1;

“Article 350” shall have the meaning set forth in Section 1.4;

“Base Amount” means 50% of the Estimated Gross Merger Consideration;

-ii-

“Base Gross Merger Consideration” means (i) the Aggregate Value, minus (ii) the Aged Trade Payables Contribution Amount plus (iii) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (iv) the amount (if any) by which the Target Working Capital exceeds the Closing Working Capital;

“Books and Records” means all existing data, Databases, books, records (except those records in Company’s corporate offices or at off-site storage facilities which are duplicates of the Books and Records), correspondence, business plans and projections, records of sales, customer and vendor lists, files and papers of the Company and its subsidiaries;

“Bylaws” shall have the meaning set forth in Section 2.3 hereof;

“BTF” means Buxtradefina, LLC;

“Business Day” means days other than Saturdays, Sundays and other legal holidays or days on which the banks in New York, New York or in Tegucigalpa, the Republic of Honduras, are closed;

“Buxbaum Affiliates” means, collectively, (i) Buxbaum Holdings, Inc., (ii) BTF and (iii) Buxbaum Company, LLC;

“Cash” means the aggregate amount of cash of the Company that would be listed as such on a balance sheet of the Company prepared pursuant to and in accordance with GAAP;

“Cash Equivalents” means the aggregate amount of short-term investments of the Company that would be listed as such on a balance sheet of the Company prepared pursuant to and in accordance with GAAP, including the certificates of deposit with the Unaffiliated Debtholder;

“Claim Reserve” means the amount represented by all Open Claims;

“Closing” shall have the meaning set forth in Section 4;

“Closing Date” shall have the meaning set forth in Section 4;

“Closing Indebtedness” means the aggregate amount of consolidated Indebtedness of the Company and its subsidiaries as of the Adjustment Time;

“Closing Net Indebtedness” means Closing Indebtedness minus Cash and Cash Equivalents;

“Closing Payment Cash Consideration” means (i) the product of the Estimated Gross Merger Consideration multiplied by Applicable Cash Percentage less (ii) the Aggregate Escrow Amount less (iii) the amount of Estimated Closing Indebtedness less (iv) the amount of Estimated Company Expenses;

-iii-

“Closing Payment Stock Consideration” means (i) the product of the Estimated Gross Merger Consideration multiplied by Applicable Stock Percentage less (ii) the Aggregate Holdback Amount;

“Closing Statement” has the meaning set forth in Section 3.4(a);

“Closing Working Capital” means the Net Working Capital as of the Adjustment Time, determined in accordance with Section 3.4;

“Code” has the meaning set forth in the Preamble hereto;

“Company” has the meaning set forth in the Preamble hereto;

“Company Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored, maintained, contributed or required to be contributed to by the Company or any of its Affiliates or under which the Company or any its Affiliates has any current or potential liability;

“Company Expenses” means the aggregate amount payable by the Company for all costs and expenses incurred by the Company by or on behalf of the Company or the Equityholders in connection with the consummation of the transactions contemplated by this Agreement;

“Company Fundamental Representations” means, collectively, the representations and warranties contained in Section 5.1 (Organization) other than the third sentence thereof, Section 5.2 (Authorization and Validity of Agreement), Section 5.3 (No Conflict or Violation),  Section 5.7 (Capital Stock and Related Matters) and Section 5.21 (No Finder);

“Company Group” means the Company, Parent or any of its direct or indirect subsidiaries or Affiliates;

“Company Insurance Policy” has the meaning set forth in Section 5.20;

“Company Material Adverse Effect” or “Company Material Adverse Change” means any change, event or effect that has, or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations, prospects or condition (financial or otherwise) of the Company taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) conditions affecting the U.S. economy, Honduran economy or the global economy, in each case, as a whole, or the industry in which the Company operates; (ii) national or international political or social conditions, including the engagement by the United States or Honduras in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) changes in financial, banking, or securities markets (including any disruption thereof); (iv) changes in GAAP; (v) changes in Law; (vi) the taking of any action contemplated by this Agreement or any of the Transaction Documents; (vii) any “act of God,” including, but not limited to, natural disasters and earthquakes;  or (viii) changes resulting from the public announcement of the execution of this Agreement or any of the Transaction Documents; provided further that such conditions in clauses (i), (ii), (iii), (iv), (v) and (vii) shall be taken into account to the extent they have adversely affected the Company disproportionately as compared to their effect on other comparable companies in the same industry sector as the Company.

-iv-

“Company Organizational Documents” means the Constitucion Social De la sociedad mercantil Rio Garment Sociedad de Responsabilid Limitada, together with all amendments thereto to the date hereof;

“Company Partes Social” means a partnership interest in the Company;

“Company Partes Social Deemed Outstanding” means, as of any time, all Company Partes Social then outstanding and all Company Partes Social issuable upon exercise, conversion or exchange of all Convertible Securities of the Company then outstanding;

“Confidentiality Agreement” means that certain Confidentiality Agreement, by and between Parent and the Company, dated as of November 17, 2010;

“Confidential Information” shall have the same meaning as ascribed to such term in the Confidentiality Agreement;

“Contracts” means all contracts, commitments and agreements (whether written or not) to which the Company is a party or to which any assets of the Company are subject, including, without limitation, all indentures, loan agreements, security agreements, and all other contracts, commitments or agreements, partnership or joint venture agreements, service contracts, leases, employment, commission and consulting agreements, suretyship contracts, letters of credit, reimbursement agreements, contracts or commitments limiting or restraining the Company from engaging or competing in any lines of business or with any Person, firm or corporation, documents granting the power of attorney with respect to the affairs of the Company, options to purchase any assets or property rights, working capital maintenance or other form of guaranty agreements and all other agreements to which Company is a party or to which any assets of the Company are subject;

“Convertible Securities” means any all options, warrants, subscription rights, preemptive rights, rights of first offer or refusal or other securities, interests, rights (including contractual rights) or commitments to acquire (whether through issuance of new Equity Interests, the transfer of outstanding Equity Interests or otherwise) or that are exercisable for, convertible into or exchangeable for Equity Interests, including, without limitation, the Warrant;

-v-

“Databases” means databases in all forms, versions and media, together with prior and proposed updates, modifications and enhancements thereto, as well as all documentation and listings therefor used in the Business;

“Debtholders” means the Affiliated Debtholders and the Unaffiliated Debtholders;

“Deductible” shall have the meaning set forth in Section 11.5(a);

“Deed of Merger” shall have the meaning set forth in Section 1.3;

“EBITDA Adjustment Escrow Amount” means $1,750,000.

“EBITDA Adjustment Holdback Shares” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing $2,750,000 by the Reference Price;

“EBITDA Adjustment Holdback Amount” means the product of (i) 0.50 multiplied by (ii) the Aggregate Holdback Amount less the Tax Holdback Amount;

“EBITDA Adjustment Objection” shall have the meaning set forth in Section 3.5(b);

“EBITDA Adjustment Objection Notice” shall have the meaning set forth in Section 3.5(b);

“EBITDA Adjustment Withheld Amount” means the sum of the EBITDA Adjustment Escrow Amount and the EBITDA Adjustment Holdback Amount;

“Effective Time” shall have the meaning set forth in Section 1.2;

“Environmental Law” means all federal, state, local and similar Laws of the Republic of Honduras, rules and regulations (including common law) relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata or rare, threatened or endangered species and critical habitat) or protection of human health or safety (including workplace health and safety), releases or threatened releases or exposure to Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials in the Republic of Honduras;

“Equity Interests” means all issued and outstanding Company Partes Social and Convertible Securities and any other equity securities or interests granting any Person any ownership rights with respect the Company;

“Equityholder” has the meaning set forth in the Preamble hereto;

“Equityholders Distribution of Proceeds Agreement” means the Equityholders’ Representative and Distribution of Proceeds Agreement dated the date hereof by and among the Equityholders and the Equityholders’ Representative setting forth, among other things, the manner in which the Net Merger Consideration is to be shared by and allocated among the Equityholders;

-vi-

“Equityholders Allocable Percentage” means, expressed as a percentage, one minus Parent Allocable Percentage;

“Equityholders’ Representative” means BGY II, LLC, a Delaware limited liability company, in its capacity as such under this Agreement and the Equityholders Distribution of Proceeds Agreement;

“ERISA” means the Employee Retirement Income and Security Act of 1974, as the same may be amended from time to time, and the rules and regulations promulgated thereunder;

“ERISA Affiliate” means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Affiliates;

“Escrow Account” shall have the meaning set forth in Section 3.3(d) hereof;

“Escrow Agent” means Wells Fargo National Association, in its capacity as escrow agent under the Escrow Agreement;

“Escrow Agreement” shall have the meaning set forth in Section 3.3(d);

“Escrow Amount” shall have the meaning set forth in Section 3.3(d);

“Estimated Adjusted Net Merger Consideration” means (i) the Estimated Gross Merger Consideration minus (ii) the amount of the Estimated Net Indebtedness minus (iii) the amount of the Estimated Company Expenses;

“Estimated Closing Statement” shall have the meaning set forth in Section 3.2(a);

“Estimated Company Expenses” shall have the meaning set forth in Section 3.2(a);

“Estimated Gross Merger Consideration” means (i) the Projected Value, minus (ii) the Aged Trade Payables Contribution Amount plus (iii) the amount (if any) by which Estimated Working Capital exceeds Target Working Capital, minus (iv) the amount (if any) by which Target Working Capital exceeds Estimated Working Capital; provided, however, that in the event such amount exceeds the Gross Merger Consideration Cap, such amount shall be the Gross Merger Consideration Cap;

 “Estimated Net Indebtedness” shall have the meaning set forth in Section 3.2(b);

“Estimated Working Capital” shall have the meaning set forth in Section 3.2(b);

“Factoring Agreement” means the Contrato De Factoraje dated July 26, 2010 between the Company and with Banco Atlantida, S. A.;

-vii-

“Final Adjusted Net Merger Consideration” shall have the meaning set forth in Section 3.4(c)(i);

“Final Aggregate Value” shall have the meaning set forth in Section 3.5(c)(i);

“Financial Statements” means, collectively, the financial statements of the Company for the fiscal years ended December 31, 2009 and December 31, 2010, as audited by Ernst & Young, Honduras, which financial statements consist of a balance sheet, income statement, statement of changes in equity, statement of cash flows and notes thereto;

“GAAP” means generally accepted accounting principles as employed in the United States consistently applied;

“Gross Merger Consideration” means the lower of (x) the Base Gross Merger Consideration and (y) the Gross Merger Consideration Cap;

“Gross Merger Consideration Cap” means $23,000,000; provided that for purposes of calculating the Gross Merger Consideration Cap, the value of any Parent Common Stock viewed as Merger Consideration shall be the product obtained by multiplying the number of shares of such Parent Common Stock by the Reference Price;

“Hazardous Materials” means:  (a) any petroleum or petroleum products, radioactive materials, asbestos in any form, hexavalent chromium compounds, urea formaldehyde foam insulation, chrome hydroxide and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances defined, included in the definition of, or otherwise considered or alleged to be “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, or words of similar import; and (c) any other chemical, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company operates or formerly operated or any jurisdiction which has received such chemical, substance or waste from the Company;

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums or fees, breakage costs, make-whole premiums or other similar fees or premiums or penalties payable as a result of the consummation of the transactions contemplated by this Agreement) arising under, any obligations of the Company consisting of (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or any obligations of the Company representing the deferred purchase price of property or services, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date, (iii) obligations in respect of any financial hedging arrangements or similar agreements, (iv) all obligations of the Company under financing or capital leases, including obligations created or arising under any conditional sale or other title retention agreement, or incurred as financing, (v) all deferred obligations of the Company to reimburse any bank or other Person in respect of amounts paid or advances made under a letter of credit, surety bond, performance bond or other instrument, (vi) all guarantees in respect of clauses (i) through (v) and (vii) those obligations of the Company to the Buxbaum Affiliates described on Schedule 5.10.  Notwithstanding the foregoing, “Indebtedness” shall not include (v) the Aeropostale Note Facility, (w) any inter-company indebtedness, (x) any obligations under operating leases, including any capital leases, (y) any letters of credit or (z) deferred revenue;

-viii-

“Indemnification Cap” shall have the meaning set forth in Section 11.5(b);

“Indemnification Claim” means a claim for indemnification under Article 11;

“Indemnitee” shall have the meaning set forth in Section 11.2 hereof;

“Indemnity Holdback Shares” means a number of shares of Parent Common Stock equal to the quotient obtained by dividing $2,750,000 by the Reference Price

“Initial Adjusted Net Merger Consideration” means the lower of (x) (i) the Projected Value, minus (ii) the Aged Trade Payables Contribution Amount plus (iii) the amount (if any) by which the Closing Working Capital exceeds the Target Working Capital, minus (iv) the amount (if any) by which the Target Working Capital exceeds the Closing Working Capital, minus (v) the amount of the Closing Net Indebtedness minus (vi) the amount of the Company Expenses and (y) the Gross Merger Consideration Cap.

“Initial Adjustment” means the adjustment to the Net Merger Consideration contemplated by Section 3.4.

“Initial Adjustment Escrow Amount” means an amount equal $1,750,000.

“Initial Adjustment Expiration Date” shall have the meaning set forth in Section 3.4(b);

“Initial Adjustment Objection” shall have the meaning set forth in Section 3.44(b);

“Initial Adjustment Objection Notice” shall have the meaning set forth in Section 3.4(b);

 “Intellectual Property” shall have the meaning set forth in Section 5.14(a);

“knowledge of the Company” or “to the Company’s Knowledge” means all facts of which (i) an executive officer or manager of the Company or (ii) any Equityholder or in the case of YIH, its managing member, shall have actual knowledge (after due inquiry);

“Last Balance Sheet” means the balance sheet of Company as of December 31, 2010 included in the Financial Statements;

“Law” means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority;

“Leased Real Property” shall have the meaning set forth in Section 5.12(a);

“Lien” means any mortgage, pledge, restriction, right of way, title retention, security interest or other security arrangement, encumbrance, hypothecation, claim, liability, lien (statutory or other), conditional sale agreement, or any adverse right or interest, charge, claim of any nature whatsoever;

-ix-

“Losses” means, collectively, any claims, Liabilities, obligations, losses, damages, deficiencies, assessments, encumbrances, judgments, settlement payments, awards, penalties, impositions, assessments, fines, interest, charges, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against, settling or prosecuting any litigation, claim, action, suit, or other Proceeding or demand); provided, however, (i) in no event will “Losses” include any lost profits, consequential, exemplary, special or punitive damages (except for any such damages actually payable by an Indemnitee with respect to a third-party claim), (ii) in the event that the loss, claim or other Liability that gave rise to the right to receive indemnification is covered by insurance maintained by or for the benefit of the Indemnitee, the amount of any “Losses” shall be reduced by the amount of any such cash proceeds actually received by the Indemnitee  under such insurance policies (net of any costs incurred to obtain such payments and all adjustments to premiums associated therewith), (iii) in the event that the Indemnitee actually recovers any cash proceeds from any other third party as a result of the loss, claim or other liability that gave rise to the right to receive indemnification, any “Losses” shall be reduced by the amount of such recovery (net of any costs incurred to obtain such recoveries), (iv) in the event that amounts were taken into account in the calculations of Closing Work Capital and such amounts related to the subject matter of the Losses and were in favor of the Indemnified Party, the amount of any “Losses” shall be reduced by such amount, and (v) in the event that the Loss results in a Tax benefit or Tax loss to the Indemnitee, then the amount of Losses will take into account (i.e. be reduced by) the amount of any such Tax benefit or Tax loss, but only to the extent actually realized by the Indemnitee in the year in which the Loss was incurred;

“Material Contracts” shall have the meaning set forth in Section 5.17(a);

“Material Customers” shall have the meaning set forth in Section 5.18(a);

“Material Suppliers” shall have the meaning set forth in Section 5.18(c);

“Merger Consideration Deficiency Amount” shall have the meaning set forth in Section 3.4(c)(ii);

“Merger Consideration Deficiency Payment Amount” shall have the meaning set forth in Section 3.4(c)(ii)(1);

“Merger Consideration Excess Amount” shall have the meaning set forth in Section 3.4(c)(i);

“Negotiation Period” shall have the meaning set forth in Section 11.3(b) hereof;

“Net Merger Consideration” means (i) the Gross Merger Consideration minus (ii) the amount of Closing Net Indebtedness minus (iii) the amount of the Closing Company Expenses;

-x-

“Net Working Capital” means, as of the time of determination, (i) an amount equal to the aggregate value of the current assets of the Company (excluding the O’Quinn Assets, but including current assets of the Company acquired with the proceeds of or resulting from the Aeropostale Note) less (ii) the aggregate value of the current liabilities of the Company (excluding the Aged Trade Payables to be paid with the Aged Trade Payables Contribution Amount, but including the Aeropostale Note) less (iii) Cash and Cash Equivalents, in each case, determined on a consolidated basis without duplication as of the Adjustment Time calculated in accordance with GAAP; provided, however, for purpose of determining Net Working Capital, (x) current liabilities shall not include any Closing Indebtedness of the Company (including the current portion of the Company’s long-term Indebtedness) and (y) current liabilities shall not include any of the Company Expenses, whether or not such Company Expenses would be part of the accrued expenses and other accrued payables;

“New Stream” means New Stream Commercial Finance, LLC;

“Non-Competition Agreements” means the Non-Competition Agreement between Parent and Paul Buxbaum and the Non-Competition Agreement between Parent and David Gren.

“Notice Period” shall have the meaning set forth in Section 11.4(a);

“O’Quinn” means O’Quinn, Inc.

“O’Quinn Assets” means, as of the Adjustment Time, all assets of the Company directly relating to O’Quinn, including, without limitation, inventory, receivables and loans and/or advances made by the Company to O’Quinn;

“Open Claim” means an indemnification claim by Parent under Article 11 that has not be resolved in accordance therewith, the amount of which, for purposes of Section 11.7, shall be Parent’s reasonable and good faith estimation of the potential Loss relating thereto;

“One-Year Tax Holdback Shares” means the number of Tax Holdback Shares equal the product of (i) the Tax Holdback Shares multiplied by (ii) 0.25.

“Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority to which any Person is a party or that is or may be binding on any Person or its securities, assets or business;

“Organizational Documents” of a Person means (i) the articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) filed with a Regulatory Authority which filing forms or organizes such Person; and (ii) the by-laws, limited liability company operating agreement, partnership agreement, trust agreement or similar document(s), whether or not filed with a Regulatory Authority, which organize and/or govern the internal affairs of such Person;

“Parent” shall have the meaning set forth in the Preamble hereto;

“Parent Allocable Percentage” means, with respect to an Aggregate Value Deficiency Amount, the percentage obtained by dividing the Aggregate Value Deficiency Amount, if any, by the EBITDA Adjustment Withheld Amount;

-xi-

“Parent Common Stock” means the common stock, par value $0.10, of Parent;

“Parent Fundamental Representations” means, collectively, the representations and warranties contained in Section 6.1 (Organization), Section 6.2 (Authorization and Validity of Agreement), Section 6.3 (No Conflict or Violation), Section 6.6 (Capitalization of Merger Sub), Section 6.7 (Capitalization of Parent; Parent Common Stock) and Section 6.14 (No Finder);

“Parent Material Adverse Effect” or “Parent Material Adverse Change” means any event, circumstance, change, occurrence or effect that, either individually or in the aggregate, has, or is reasonably likely to have, a material and adverse effect upon the assets, liabilities, financial condition or operating results of Parent and its subsidiaries taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be deemed to constitute and shall not be taken into account in determining whether there has been, a Parent Material Adverse Effect: (i) conditions affecting the U.S. economy or the global economy, in each case, as a whole, or the industry in which Parent operates; (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) changes in financial, banking, or securities markets (including any disruption thereof); (iv) changes in GAAP; (v) changes in Law; (vi) the taking of any action contemplated by this Agreement or any of the Transaction Documents; (vii) any “act of God,” including, but not limited to natural disasters and earthquakes; (viii) changes resulting from the public announcement of the execution of this Agreement or any of the transactions contemplated hereby or (ix) sales of the assets relating to the women’s businesses of Parent and its subsidiaries on or about May 5, 2011; provided further that such conditions in clauses (i) and (ii) shall be taken into account to the extent they have adversely affected the Company disproportionately as compared to their effect on other comparable companies in the same industry sector as the Company

“Parties” shall have the meaning set forth in the Preamble hereto;

“Permits” means any Orders, licenses, permits, franchises, authorizations, registrations, certifications, exemptions, classifications, declarations, filings and other approvals of; from or with any Regulatory Authority issued or granted to a Person;

“Permitted Encumbrance” means: (i) statutory Liens for current Taxes, assessments, fees and other charges by Regulatory Authorities that are not due and payable as of the Closing Date (provided a reserve for such charges is provided in accordance with GAAP in the Financial Statements), (ii) all defects, exceptions, restrictions, easements, rights of way and encumbrances other than monetary liens affecting or relating to any of the Leased Real Property; provided, however, that none of the foregoing described in clause (ii) will individually or in the aggregate materially impair the continued use and operation of the Leased Real Property; and (iii) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the ordinary course of business if the underlying obligations are not delinquent and are not, individually or in the aggregate, material to the business, operations and financial condition of the Company’s property so encumbered and that are not resulting from a breach, default or violation by the Company of any Material Contract or Law;

-xii-

“Person” means and include any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, any other unincorporated organization or Regulatory Authority;

“Proceeding” shall have the meaning set forth in Section 11.2;

“Projected Value” means $23,000,000;

“Reallocation Amount” shall  have the meaning set forth in Section 3.3(h);

“Real Property Leases” means all leases, licenses, permits, subleases, and occupancy agreements, together with any amendments thereto, with respect to (i) all real property leased or licensed for occupancy by the Company or any subsidiary of the Company (whether as a lessor or lessee and including those in the names of nominees or other entities) and (ii) all real property leased or subleased by the Company or any subsidiary of the Company, as lessor or sublessor, to third parties;

“Reference Price” means the weighted average price per share of Parent Common Stock as traded on the Pink Sheets under the symbol “HAMP.PK” during the 90-day period ending on the trading day immediately prior to Closing, provided, however, that in the event that such price per share is less than $3.50, such Reference Price shall be $3.50, and in the event that such price per share is greater than $4.00, such Reference Price shall be $4.00;

“Regulatory Authority” means any federal, state, county, local, foreign or other governmental, public or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties;

“Releases” shall have the meaning set forth in Section 10.2(k);

“Remaining EBITDA Adjustment Objection” shall have the meaning set forth in Section 3.5(b);

“Remaining Initial Adjustment Objection” shall have the meaning set forth in Section 3.4(b);

“SEC” means the U.S. Securities and Exchange Commission, or any successor Governmental Entity;

“SEC Reports” means, collectively, (i) all Annual Reports on Form 10-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since January 1, 2010; (ii) all Quarterly Reports on Form 10-Q, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since January 1, 2010; (iii) all Current Reports on Form 8-K, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since January 1, 2010; (iv) all registration statements, and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since January 1, 2010; (v) any deregistration notice, and any amendments or supplements thereto, filed or to be filed by, or on behalf of, Parent with the SEC; and (vi) any other information, reports, forms, applications and other documents and any amendments or supplements thereto, filed or required to be filed by, or on behalf of, Parent with the SEC since January 1, 2010;

-xiii-

“Securities Act” means the Securities Act of 1933, as amended;

“Stockholder Rights Agreement” shall have the meaning set forth in the Preamble hereto;

“Stockholder Rights Plan” means that certain Rights Agreement, dated as of August 13, 2008, between Parent and Mellon Investor Services LLC, as rights agent;

“Surviving Corporation” shall have the meaning set forth in Section 1.1;

“Target Working Capital” means $2,000,000;

“Tax” or “Taxes” means all federal, state, local or foreign taxes, including, but not limited to, income, gross income, gross receipts, capital, production, excise, employment, sales, use, transfer, transfer gain, ad valorem, premium, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, windfall profit, custom duties, personal property, real property, rent, environmental, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto whether disputed or not;

“Tax Holdback Amount” means $1,000,000.

“Tax Holdback Shares” means a number of shares of Parent Common Stock equal to equal to the quotient obtained by dividing the Tax Holdback Amount by the Reference Price;

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed by or on behalf of the Company with any governmental body in connection with the determination, assessment, collection or administration of any Taxes;

“Third-Party Claim” means any Proceeding instituted against the Indemnitee which, if prosecuted successfully, would be a matter for which the Indemnitee is entitled to indemnification under this Agreement;

“Transaction Documents” means this Agreement, the schedules hereto, the Stockholder Rights Agreement, the Voting Agreement, the Escrow Agreement, the Non-Competition Agreements, the Releases and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing;

“Transaction Expenses” shall have the meaning set forth in Section 13.3;

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“Transmittal Documents” means all instruments evidencing the ownership of, and all instruments necessary for the transfer of, the Equity Interests necessary for the consummation of the transactions contemplated in connection with the Laws of the Republic of Honduras;

“Two-Year Tax Holdback Shares” means the number of Tax Holdback Shares equal the product of (i) the Tax Holdback Shares multiplied by (ii) 0.50.

“Unaffiliated Debtholder” means Banco Atlantida, S.A.;

“Unclaimed Holdback” shall mean the Aggregate Holdback Shares then remaining minus the aggregate amount of Aggregate Holdback Shares representing the then existing Claim Reserves for Open Claims (such Aggregate Holdback Shares valued at the Reference Price).

“Unreleased Amount” shall have the meaning set forth in Section 11.7(c).

“USD,” “$’, “U.S. dollars” or “Dollars” means the lawful currency of the United States;

“Voting Agreement” shall have the meaning set forth in the Preamble hereto;

“Warrant” means that certain Warrant Agreement, dated July 26, 2010, by and between the Company and the Warrant Holder;

“Warrant Holder” means YIH; and

“YIH” means YIH III, LLC, a limited liability company formed under the laws of the State of Delaware.

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EXHIBIT B

VOTING AGREEMENT

EXHIBIT C

STOCKHOLDER RIGHTS AGREEMENT